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TABLE OF CONTENTS Prospectus Supplement

PROSPECTUS SUPPLEMENT
to Prospectus dated November 8, 2013

        Filed Pursuant to Rule 424(b)(5)
Registration No. 333-191209

HUNGARY

US$3,000,000,000

US$1,000,000,000 4.000% Notes due 2019

US$2,000,000,000 5.375% Notes due 2024

        The US$1,000,000,000 4.000% Notes due 2019 (the "2019 Notes") bear interest at the rate of 4.000% per year, accruing from March 25, 2014 and the US$2,000,000,000 5.375% Notes due 2024 (the "2024 Notes" and, together with the 2019 Notes, the "Notes") bear interest at the rate of 5.375% per year, accruing from March 25, 2014. Interest on the 2019 Notes is payable on March 25 and September 25 of each year, beginning on September 25, 2014 and interest on the 2024 Notes is payable on March 25 and September 25 of each year, beginning on September 25, 2014. The 2019 Notes will mature on March 25, 2019 and the 2024 Notes will mature on March 25, 2024. The Notes are not redeemable prior to maturity. The Notes will constitute direct, unconditional, unsecured and general obligations of Hungary ("Hungary" or "we"). The Notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of Hungary. The full faith and credit of Hungary will be pledged for the due and punctual payment of all principal and interest on the Notes.

        The Notes contain "collective action clauses" that permit Hungary, with the consent of the holders of 75% of the principal amount of the Notes, to amend the terms of the Notes (including the principal amount, currency of payment, maturity and all other terms) or to exchange them for other securities.

        We are offering the Notes globally for sale in the United States and elsewhere where such offer and sale is permitted. This Prospectus Supplement comprises neither a prospectus for the purposes of Part VI of the Financial Services and Markets Act 2000 (as amended) (the "FSMA"), a base prospectus for the purposes of Article 5.4 of Directive 2003/71/EC, as amended (the "Prospectus Directive"), nor listing particulars given in compliance with the listing rules made under Part VI of the FSMA by the United Kingdom Financial Conduct Authority in its capacity as competent authority under the FSMA (the "FCA"). Application will be made to the FCA for the Notes to be admitted to the official list of the FCA (the "Official List") and to the London Stock Exchange plc (the "London Stock Exchange") for the Notes to be admitted to trading on the London Stock Exchange's Regulated Market in accordance with its rules.

        Investing in the Notes involves risks. See "Risk Factors" beginning on page S-7.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Prospectus Supplement and the accompanying Prospectus do not comprise prospectuses for the purposes of Directive 2003/71/EC, as amended (the "Prospectus Directive"). Hungary is exempt from the obligation to comply with the Prospectus Directive as it is a sovereign member state of the European Union.

	Per 2019 Note	Total		Per 2024 Note	Total
Public Offering Price(1)	99.356%	US	$993,560,000	98.663%	US	$1,973,260,000
Underwriting Discount	0.125%	US$	1,250,000	0.175%	US$	3,500,000
Proceeds, before expenses, to Hungary	99.231%	US	$992,310,000	98.488%	US	$1,969,760,000

(1)
Interest on the Notes will accrue from March 25, 2014 to the delivery date.

        The underwriters expect to deliver the Notes to purchasers on or about March 25, 2014, only in book-entry form through the facilities of The Depository Trust Company ("DTC") and its direct and indirect participants, including, Euroclear Bank S.A./N.V. ("Euroclear") and/or Clearstream Banking, S.A. ("Clearstream").

Joint Book-Running Managers

BNP PARIBAS	Citigroup	Deutsche Bank Securities	J.P. Morgan

The date of this Prospectus Supplement is March 18, 2014.

Prospectus Supplement

Prospectus

INTRODUCTION

        This Prospectus Supplement supplements the accompanying Prospectus relating to the debt securities of Hungary. You should read this Prospectus Supplement along with the accompanying Prospectus. Both documents contain information you should consider when making your investment decision. Certain other documents are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. If the information in this Prospectus Supplement differs from the information contained in the accompanying Prospectus or any document that is incorporated by reference, you should rely on the information in this Prospectus Supplement.

        Official economic data in this Prospectus Supplement, the accompanying Prospectus and any documents incorporated by reference may not be directly comparable with data produced by other sources. Although a range of government ministries, including the Ministry for National Economy, Magyar Nemzeti Bank (the "National Bank of Hungary" or "NBH") and the Central Statistical Office, produce statistics on Hungary and its economy, there can be no assurance that these statistics are comparable with those compiled by other bodies, or in other countries, which may use different methodologies. Prospective investors in the Notes should be aware that figures relating to Hungary's Gross Domestic Product ("GDP") and many other aggregate figures cited in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference have been prepared in accordance with European Union standards and may differ from figures prepared by international bodies, such as the International Monetary Fund, which use a different methodology. The existence of an unofficial or unobserved economy may affect the accuracy and reliability of statistical information. Prospective investors should be aware that none of the statistical information in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference has been independently verified.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Hungary or the underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any exchange, purchase or sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus Supplement and the accompanying Prospectus is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Hungary since such date.

        Hungary accepts responsibility for the information it has provided in this Prospectus Supplement and the accompanying Prospectus and, after having taken all reasonable care and to the best of its knowledge, confirms that:

  •
  the information contained in this Prospectus Supplement and the accompanying Prospectus is true and correct in all material respects and is not misleading, and

  •
  it has not omitted other facts the omission of which makes this Prospectus Supplement and the accompanying Prospectus as a whole misleading.

        The Notes are debt securities of Hungary, which are being offered globally for sale in the United States and elsewhere where such offer and sale is permitted. Offers and sales of the Notes in the United States are being made pursuant to registration statements on Schedule B that we filed with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended. This Prospectus Supplement and the accompanying Prospectus are part of the registration statements. The accompanying Prospectus provides you with a general description of the securities that

S-i

Hungary may offer, and this Prospectus Supplement contains specific information about the terms of the Notes. This document also adds, updates or changes information provided or incorporated by reference in the accompanying Prospectus. Consequently, before you decide to participate in the offering, you should read this Prospectus Supplement together with the accompanying Prospectus as well as the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

        A decision to participate or not participate in the offering will involve certain risks. It is important that you read "Risk Factors" beginning on page S-7 of this Prospectus Supplement.

        None of this Prospectus Supplement, the accompanying Prospectus nor any document incorporated herein or therein by reference is intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of Hungary or the underwriters that any recipient of this Prospectus Supplement, the accompanying Prospectus or any document incorporated by reference should purchase Notes.

        You must comply with all laws that apply to you in any place in which you possess this Prospectus Supplement and the accompanying Prospectus. You must also obtain any consents or approvals that you need in order to purchase Notes. Neither Hungary nor the underwriters are responsible for your compliance with these legal requirements. It is important that you read "Underwriting—Notice to Investors" beginning on page S-60 of this Prospectus Supplement.

        Hungary has prepared this Prospectus Supplement and the accompanying Prospectus and is responsible for their contents. You are responsible for making your own examination of Hungary and your own assessment of the merits and risks of purchasing Notes pursuant to the offering. By purchasing Notes, you will be deemed to have acknowledged that:

  •
  you have reviewed the offering;

  •
  you have had an opportunity to request and review any additional information that you may need; and

  •
  the underwriters are not responsible for, and are not making any representation to you concerning, the accuracy or completeness of the offering.

        Data and descriptions in this Prospectus Supplement relating to legal, business, tax or other issues are for informational purposes only and thus Hungary and the underwriters are not providing you with any legal, business, tax or other advice in the offering. You should consult with your own advisers as needed to assist you in making your investment decision and to advise you whether you are legally permitted to purchase Notes. We cannot guarantee that the application to the FCA and the London Stock Exchange for the admission to listing and trading of the Notes, respectively, will be approved, and settlement of the Notes is not conditioned on obtaining this admission to listing and trading.

        As used in this Prospectus Supplement, "business day" means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.

        In this Prospectus Supplement, all amounts are expressed in Hungarian forints ("HUF"), Euros ("€" or "Euro"), Special Drawing Rights ("SDR") or U.S. dollars ("USD," "US$," "$"), except as otherwise specified.

        Hungary is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Hungary. Hungary will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to

S-ii

venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. In the event investors attempt to enforce a judgment against Hungary by attempting to attach assets located outside Hungary, such assets may be immune from attachment notwithstanding Hungary's waiver of sovereign immunity. Furthermore, Hungary will not agree to waive its right to sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the "Immunities Act") with regard to actions brought against it under United States federal securities laws or any state securities laws, or against present or future "premises of the mission" as defined in the Vienna Convention on Diplomatic Relations signed in 1961, "consular premises" as defined in the Vienna Convention on Consular Relations signed in 1963, any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere and/or military property or military assets or property or assets of Hungary related thereto, and any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws. In the absence of a waiver of immunity by Hungary with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Hungary unless a court were to determine that Hungary is not entitled under the Immunities Act to sovereign immunity with respect to such action. See also "Enforcement of Judgments" and "Description of the Debt Securities—Governing Law" in the accompanying Prospectus.

        In connection with the issue of the Notes, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the underwriters or any person acting for the underwriters may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or any person acting on behalf of the underwriters) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

        The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions is restricted by law. Persons who acquire this Prospectus Supplement and the accompanying Prospectus are required by Hungary and the underwriters to inform themselves about, and to observe, any such restrictions. See "Underwriting—Notice to Investors" in this Prospectus Supplement.

S-iii

FORWARD-LOOKING STATEMENTS

        This Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus include or may include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended. All statements other than statements of historical facts included in this Prospectus Supplement, the accompanying Prospectus and any document incorporated by reference in this Prospectus Supplement and the accompanying Prospectus regarding (among other things) Hungary's economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "continue," "could," "should," "would" or similar terminology. Such statements include, but are not limited to, statements in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference which refer to:

  •
  expected budget amounts for any future fiscal year of Hungary;

  •
  estimated future budget results;

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  estimated future macroeconomic indicators;

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  expected expenditure cuts for 2014;

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  the 2014 financing plan;

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  future privatizations and revenue from them;

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  future development of the current account, inflation and exchange rates;

  •
  future GDP growth or contraction, as applicable;

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  the financial sector;

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  future development and sustainability of health care and pension systems;

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  foreign direct investment ("FDI") in 2014 and 2015;

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  the Convergence Programme, future participation of Hungary in the European exchange rate mechanics (ERM II), and the future introduction of the Euro as the official Hungarian currency;

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  the Structural Reform Plan;

  •
  deficit reduction plans;

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  any future IMF stand-by or other credit facility;

  •
  any economic or financing plans, revenue, reverse exchange rates, inflation or other economic or macroeconomic data since the most recent applicable period set out herein; and

  •
  expected future payments on public debt.

        By their nature, forward-looking statements involve risk and uncertainty, and other factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although Hungary believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.

S-iv

 DOCUMENTS INCORPORATED BY REFERENCE

        Hungary files Annual Reports on Form 18-K with the Commission on a voluntary basis. Hungary's Annual Report on Form 18-K for the fiscal year ended December 31, 2012, as amended by an amendment filed with the Commission on October 25, 2013 and December 10, 2013 on Form 18-K/A and as further amended from time to time (the "Annual Report"), is hereby incorporated by reference into this Prospectus Supplement. Any statement or financial data in the Annual Report will be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement or financial data contained in this Prospectus Supplement modifies or supersedes such statement or financial data in the Annual Report. Any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the Commission by Hungary on or subsequent to the date of this Prospectus Supplement and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus Supplement and to be a part of this Prospectus Supplement from the date of the filing of such amendment.

S-v

 SUMMARY

        This summary should be read as an introduction to this Prospectus Supplement and the accompanying Prospectus. Any decision to invest in the Notes by an investor should be based on consideration of this Prospectus Supplement and the accompanying Prospectus as a whole.

The Issuer

Overview

        Hungary lies in Central Europe and covers an area of approximately 93,000 square kilometers. Hungary is bordered by seven countries: Slovakia and Ukraine to the north, Romania to the east, Serbia and Croatia to the south, and Slovenia and Austria to the west. The Danube River crosses Hungary, connecting the country with ports on the Black Sea. Hungary has historically been a nexus of social and cultural life and a trade link between Eastern and Western Europe. Hungary's capital is Budapest.

        Currently, the population of Hungary is approximately 9.9 million. Approximately 69% of the population lives in urban areas and approximately 1.7 million live in Budapest, which is the political, administrative, cultural and commercial center of Hungary. While approximately 84% of the population is Magyar, there are minorities of Armenian, Bulgarian, Croat, Greek, German, Polish, Roma, Romanian, Ruthenian, Serb, Slovak, Slovenian and Ukrainian ethnicity.

Government

        Hungary is a republic with a representative form of government. In 1989, the previous Constitution was adopted, instituting a multi-party democratic government, making Hungary one of the first formerly communist countries in Central and Eastern Europe to undertake democratic reform. On April 18, 2011, Parliament adopted the Fundamental Law of Hungary as the new constitution of Hungary, which was promulgated on April 25, 2011 and went into effect on January 1, 2012 (the "Fundamental Law"). Until December 31, 2011, the country was known as "The Republic of Hungary." Pursuant to the Fundamental Law, the country changed its name and is now known as "Hungary."

 SELECTED HUNGARIAN MACROECONOMIC STATISTICS

        The following table sets out certain macroeconomic statistics regarding Hungary for the periods indicated:

	December 31,
	2009	2010	2011	2012	2013(1)
Economic Data(2)
Nominal GDP (HUF billions)	25,626.5	26,513.0	27,635.4	28,048.1	29,114.4
Real GDP (growth in %)(8)	(6.8)	1.1	1.6	(1.7)	1.1
Real exports (growth in %)(8)	(10.2)	11.3	8.4	1.7	5.3
Real imports (growth in %)(8)	(14.8)	10.9	6.4	(0.1)	5.3
Rate of unemployment (end of period %)	10.5	10.8	10.7	10.7	9.1
Consumer prices (growth in %)	4.2	4.9	3.9	5.7	1.7
Producer prices (growth in %)	4.9	4.5	4.2	4.3	0.7
State Budget; Public and External Debt(3)
State budget surplus (HUF billions)	(1,018.4)	(1,128.5)	(1,600.7)	(509.9)	(828.1)
as a % of GDP	(4.0)	(4.3)	(5.8)	(1.8)	(2.8)
Total revenues (HUF billions)(4)	12,421.3	12,410.5	12,937.0	13,479.6	14,072.9
as a % of GDP	48.5	46.8	46.8	48.1	48.3
Public debt (HUF billions)(4)	18,964.9	20,041.0	20,955.5	20,720.1	21,998.6
as a % of GDP	74.0	75.6	75.8	73.9	75.6
External public debt (HUF billions)(4)	8,468.5	8,842.8	10,170.4	8,326.6	8,904.9
as a % of GDP	33.0	33.4	36.8	29.7	30.6
Balance of Payments Data(6)
Current account (EUR billions)	(0.2)	0.2	0.4	1.0	2.3	(5)
as a % of GDP	(0.2)	0.2	0.4	1.0	n/a
Exports (EUR billions)(7)	70.7	81.5	90.3	91.5	70.0	(5)
Imports (EUR billions) (7)	66.3	76.2	84.0	84.6	63.7	(5)
NBH's foreign exchange reserves (EUR billions)(9)	30.7	33.7	37.8	33.9	33.8

Sources: Hungarian Central Statistical Office, NBH, Ministry for National Economy

Notes:

(1)
Preliminary data.

(2)
Derived from data published by the CSO.

(3)
Derived from the government budget as published by the Ministry for National Economy, according to the GFS methodology.

(4)
Non-consolidated data excluding local governments.

(5)
Average data for the first nine months of the year.

(6)
Derived from data published by the NBH.

(7)
Including goods and services.

(8)
Data not adjusted for calendar-day effect.

(9)
As of the end of the period indicated.

 THE NOTES AND THE OFFERING

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus.

Issuer:	Hungary
Securities Offered:	US$1,000,000,000 4.000% Notes due 2019. US$2,000,000,000 5.375% Notes due 2024.
Maturity Date:	In the case of the 2019 Notes, March 25, 2019. In the case of the 2024 Notes, March 25, 2024.
Issue Price of the Notes:

In the case of the 2019 Notes, 99.356% of the principal amount of the 2019 Notes, plus accrued interest totaling US$993,560,000, or US$1,987.12 per US$2,000 principal amount of Notes, from March 25, 2014.

In the case of the 2024 Notes, 98.663% of the principal amount of the 2024 Notes, plus accrued interest totaling US$1,973,260,000, or US$1,973.26 per US$2,000 principal amount of Notes, from March 25, 2014.

Issue Date:	The Notes are expected to be issued on or about March 25, 2014.
Interest Rate:	2019 Notes—4.000% per annum 2024 Notes—5.375% per annum
Calculations:	Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Interest Payment Dates:	March 25 and September 25 of each year, commencing September 25, 2014.
Redemption:	The Notes are not subject to redemption prior to maturity. At maturity, the Notes will be redeemed at par.
Ranking:

The Notes constitute direct, unconditional, general and unsecured obligations of Hungary and will rank at least equally, without any preference among themselves, in right of payment with all present and future unsecured and unsubordinated general obligations of Hungary on or after the date the Notes are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The full faith and credit of Hungary will be pledged for the due and punctual payment of all principal and interest on the Notes.

Markets:	The Notes are offered for sale in those jurisdictions where it is legal to make such offers. See "Underwriting—Notice to Investors."
Listing and Admission to Trading:	Application will be made to the FCA for the Notes to be admitted to the Official List and to the London Stock Exchange for the Notes to be admitted to trading on its Regulated Market.

Risk Factors:	Risks Relating to the Notes
• The trading market for the Notes may be volatile and may be adversely impacted by many factors.
• There may be no active trading market for the Notes.

•

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities.

• The Notes may not be a suitable investment for all investors.
• The Notes are unsecured.
• The Notes will contain provisions that permit Hungary to amend the payment terms without the consent of all holders.
• Legal investment considerations may restrict certain investments.
Risks Relating to Hungary
• Hungary is a foreign sovereign state and accordingly it may be difficult for you to obtain or enforce judgments against it in U.S. courts.
• Hungary's economy and economic growth are vulnerable to adverse external factors, including future economic difficulties of its major trading partners.
• There can be no assurance that Hungary's credit rating will not change.
Form:

The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.

Clearance and Settlement:

Beneficial interests in the Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the Notes will be issued in definitive form. Investors may elect to hold interests in the Notes through DTC or indirectly through organizations that are participants in such systems, including Euroclear or Clearstream. See "Description of Notes—Global Clearance and Settlement."

Paying Agent:	Citibank, N.A., London Branch.
Payment of Principal and Interest:

Principal and interest on the Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC. See "Description of the Notes—Payments" and "—Global Clearance and Settlement."

Fiscal Agency Agreement:	The Notes will be issued pursuant to the Fiscal Agency Agreement, dated as of September 17, 2013 among Hungary, the Fiscal Agent and the Paying Agent.
Fiscal Agent:	Citibank, N.A., London Branch.
Default:

The Notes will contain events of default, the occurrence of which may result in the acceleration of Hungary's obligations under the Notes prior to maturity. See "Description of the Debt Securities—Events of Default and Acceleration; Collective Action Securities—Event of Default; Event of Acceleration" in the accompanying Prospectus.

Collective Action Securities:

The Notes will be collective action securities under the Fiscal Agency Agreement. The Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by Hungary and described in the accompanying Prospectus. The provisions described in this Prospectus Supplement will govern the Notes. These provisions are commonly referred to as "collective action clauses." Under these provisions, Hungary may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding Notes. Additionally, if an event of default has occurred and is continuing, the Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding Notes. These provisions are described in the sections entitled "Description of the Debt Securities—Events of Default and Acceleration; Collective Action Securities—Event of Default; Event of Acceleration" and "—Meeting of Holders of Debt Securities; Modification" in the accompanying Prospectus.

Sinking Fund:	None.
Taxation:

For a discussion of United States and Hungarian tax consequences associated with the Notes, see "Taxation" in this Prospectus Supplement. Investors should consult their tax advisers in determining the non-U.S., U.S. federal, state, and local, and any other tax consequences to them of the purchase, ownership and disposition of the Notes. Individual holders of the Notes may, under some circumstances, be subject to Hungarian tax. See "Taxation—Hungarian Taxation."

Principal of and interest on the Notes are payable by Hungary without withholding or deduction for Hungarian withholding taxes (including health care contribution, if applicable) to the extent set forth herein. See "Taxation—Hungarian Taxation."

Governing Law:

The Notes will be governed by the laws of the State of New York, without regard to the conflicts of law principles of the State of New York, except for Hungary's authorization and execution procedures and any other matters that must be governed by the laws of Hungary.

ISIN:	2019 Notes—US445545AK21 2024 Notes—US445545AL04
CUSIP:	2019 Notes—445545 AK2 2024 Notes—445545 AL0
Common Code:	2019 Notes—104862314 2024 Notes—104862322

RISK FACTORS

        You should read this entire Prospectus Supplement and the accompanying Prospectus carefully. Words and expressions defined elsewhere in this Prospectus Supplement and the accompanying Prospectus have the same meanings in this section. Investing in the Notes involves certain risks. In addition, the purchase of the Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the Notes. You should make your own inquiries as you deem necessary without relying on Hungary or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the Notes. You should consider, among other things, the following:

Risks Relating to the Notes

The trading market for the Notes may be volatile and may be adversely impacted by many factors.

        The market for the Notes issued by Hungary is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and European and other industrialized countries. There can be no assurance that events in the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the Notes or that economic and market conditions will not have any other adverse effect.

There may be no active trading market for the Notes.

        The Notes are a new issue of securities with no established trading market. There can be no assurance that an active trading market for the Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of Hungary. Although an application will be made to list and trade the Notes on the Official List and on the Regulated Market of the London Stock Exchange, respectively, there is no assurance that such application will be accepted or that an active trading market will develop or will be maintained.

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities.

        An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which Hungary has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

        This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

The Notes may not be a suitable investment for all investors.

        You must determine the suitability of investment in the Notes in the light of your own circumstances. In particular, you should:

  (i)
  have sufficient knowledge and experience to make a meaningful evaluation of the Notes and the merits and risks of investing in the Notes;

  (ii)
  have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on your overall investment portfolio;

  (iii)
  have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal or interest payments is different from your currency;

  (iv)
  understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

  (v)
  be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The Notes are unsecured.

        The Notes constitute unsecured obligations of Hungary.

The Notes will contain provisions that permit Hungary to amend the payment terms without the consent of all holders.

        The Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as "collective action clauses." Under these provisions, certain key provisions of the Notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds. See "Description of the Debt Securities—Events of Default and Acceleration; Collective Action Securities—Event of Default; Event of Acceleration" and "—Meeting of Holders of Debt Securities; Modifications" in the accompanying Prospectus.

Legal investment considerations may restrict certain investments.

        The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the Notes are legal investments for you, (2) the Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

Risks Relating to Hungary

Hungary is a foreign sovereign state and accordingly it may be difficult for you to obtain or enforce judgments against it in U.S. courts.

        Hungary is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Hungary. See "Introduction" in this Prospectus

Supplement and "Enforcement of Judgments" and "Description of the Debt Securities—Governing Law" in the accompanying Prospectus.

        Hungary will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes.

        In the event you attempt to enforce a judgment against Hungary by attempting to attach assets located outside Hungary, such assets may be immune from attachment notwithstanding Hungary's waiver of sovereign immunity. Furthermore, Hungary will not agree to waive its right to sovereign immunity under the Immunities Act with regard to actions brought against it under United States federal securities laws or any state securities laws, or against present or future "premises of the mission" as defined in the Vienna Convention on Diplomatic Relations signed in 1961, "consular premises" as defined in the Vienna Convention on Consular Relations signed in 1963, any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere and/or military property or military assets or property or assets of Hungary related thereto and any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws. In the absence of a waiver of immunity by Hungary with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Hungary unless a court were to determine that Hungary is not entitled under the Immunities Act to sovereign immunity with respect to such action.

Hungary's economy and economic growth are vulnerable to adverse external factors, including future economic difficulties of its major trading partners.

        Hungary's economy and macroeconomic goals are susceptible to adverse external factors, including the ongoing instability in the international financial markets and the recent turmoil in the European banking system and the sovereign debt market of certain members of the European Monetary System. If economic recovery from the global recession is slow or stalls and Hungary's primary trading partners continue to experience economic difficulties or euro area members experience difficulties issuing securities in the sovereign debt market or servicing existing debt, it could result in fewer exports by Hungary, which relies on the export market. The European Union, particularly Germany, is Hungary's largest export market. A decline in demand for imports from Hungary's major trading partners, such as the European Union, from whatever source, could have a material adverse impact on Hungary's balance of trade and adversely affect Hungary's economic growth.

There can be no assurance that Hungary's credit rating will not change.

        Long-term foreign currency and local currency debt of Hungary is currently rated BB by Standard & Poor's, with a negative outlook, and Ba1 by Moody's, with a negative outlook. Hungary's foreign currency and local currency sovereign credit rating issued by Fitch Ratings are currently BB+ and BBB-, respectively, with a stable outlook. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in Hungary's credit rating could adversely affect the trading price of the Notes.

RECENT DEVELOPMENTS

        The information included in this section supplements the information about Hungary contained in the Annual Report. To the extent the information in this section is inconsistent with the information contained in the Annual Report, the information in this section supersedes and replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

 FOREIGN EXCHANGE

        The forint/euro exchange rate as of December 31, 2013 was HUF 296.91 to EUR1.00, and the average exchange rate in 2013 was HUF 296.92 to EUR1.00. The forint/USD exchange rate as of December 31, 2013 was HUF215.67 to USD1.00 and the average exchange rate in 2013 was HUR 223.70 to USD1.00. On March 17, 2014, the official middle exchange rates were HUF224.67 to USD1.00, HUF312.24 to EUR1.00 and EUR0.72 to USD1.00.

Political System

Parliamentary Commissioners/Commissioner of Fundamental Rights

        As of December 19, 2013, the Commissioner of Fundamental Rights is entitled to ask the Constitutional Court for interpretation of Fundamental Law in connection with a certain constitutional problem, provided that the interpretation could be derived from the Fundamental Law.

Composition of Parliament

        The following table sets forth the composition of Parliament by total number of seats and percentage share of total seats as of March 4, 2014:

Composition of Parliament as of March 4, 2014

	Number of seats		Share of seats
			(%)
Jobbik	43		11.29
LMP	7		1.84
Fidesz	223		58.53
HSP	47		12.34
CDPP	34		8.92
Independent Representatives	27		7.09

Total	381	(1)	100.00

Source: Parliament of Hungary

Note:

(1)
Dr. Lajos Dorkota, Dr. Andor Nagy, and Dr. József Dancsó, three former members of Fidesz, resigned their mandate on June 30, 2013, August 22, 2013 and February 1, 2014, respectively. Endre Spaller, former member of CDPP, resigned his mandate on January 31, 2014. Gábor Simon, former member of HSP, resigned his mandate on February 12, 2014.

        The next parliamentary election is scheduled to take place in April 6, 2014. Due to a reform of the electoral system, the new Parliament will be composed of 199 members.

Recent Political Developments

        On March 17, 2014, the Hungarian Constitutional Court announced its ruling on the governmental motion asking for interpretation of the Fundamental Law in respect of the ability to amend foreign exchange denominated mortgage loan contracts of households by legislation. The Constitutional Court ruled that the state may, under exceptional circumstances, be allowed to amend concluded agreements retroactively, provided that the same conditions exist which allow ordinary courts to amend a contract after its conclusion (i.e., an unforeseeable material change of circumstances which arises after the conclusion of the contract, and the upholding of such contract with unchanged terms is harmful to a material and legal interest of any of the contracting parties). As an additional condition, the material change of circumstances should affect a significant part of society. The ruling also emphasizes that the government is entitled, under exceptional circumstances, to propose legislation to amend concluded contracts retroactively, however, the legal action must be in compliance with the conditions mentioned in the ruling above, and the legislator has to prove that such conditions exist and create the constitutional basis for the legislation.

        As of March 15, 2014, the New Civil Code of Hungary is effective and replaces the previous code, Act No. 4 of 1959 (the "Old Civil Code"). There are, however, several provisions regarding the transition from the Old Civil Code to the New Civil Code. In accordance with such transitional provisions, any legal relationships arising after March 15, 2014, or actions taken pursuant to any contract or other arrangement after March 15, 2014 are, with certain exceptions, governed by the New Civil Code. With respect to any legal declarations (and any legal relationships created by such declarations) made or actions taken pursuant to any contract or other arrangement concluded before March 15, 2014, the Old Civil Code will govern such relationships and actions, even if the legal relationship continues, or the act takes place, after March 15, 2014. As of March 15, 2014, several other laws went into effect in line with the New Civil Code, such as the Act on asset managers of trusts and rules related to their activities, the Act on collective investment forms and its managers and the Act on the registration of collaterals.

        As of November 15, 2013, rules related to the compulsory tendering of gambling concessions were modified. As a result of the modification, in case of an offer from a reliable gambling organizer, the responsible minister may execute a concession agreement without a concession tender, provided that the reliable gambling organizer undertakes to pay the double amount of the statutory concession fee.

European Union

        On May 1, 2014, the moratorium on the prohibition of the purchase of land by citizens of the EU (other than Hungarians) will expire, and simultaneously, the new Act on trade of arable lands and forests will govern the sale or lease of land. This Act stipulates the order of persons having a right of first refusal for both purchasing and leasing land, creates the legal institution of local land committees who will review purchase agreements before the registration of the transfer of title, and provides that only local farmers or agricultural cooperatives are entitled to purchase or lease—within limitations—arable lands and forests.

The Economy

Projection of the European Commission

        According to the latest European Economic Forecast published in February 2014 by the European Commission, the European Commission expects Hungarian GDP will increase by 2.1% in 2014 and 2.1% in 2015.

        The following table sets forth the GDP growth rate of Hungary and the EU projected by the European Commission.

	For the year ended December 31,
	2010	2011	2012	2013	2014	2015
	(%)
Hungary	1.1	1.6	(1.7)	1.1	2.1	2.1
European Union	2.0	1.7	(0.4)	0.1	1.5	2.0

Source: European Commission

        According to the projection of the European Commission, the general government deficit (including local governments) according to ESA methodology will amount to 3.0% of GDP in 2014 and 2.9% of GDP in 2015. The general government debt to GDP ratio is projected to increase from 77.8% in 2013 to 79.1% in 2014 and then decrease to 78.9%.

        The following table sets forth the general government deficit (or surplus) and debt to GDP rate of Hungary and the EU projected by the European Commission.

	For the year ended December 31,
	2010	2011	2012	2013	2014	2015
	(% of GDP)
Deficit (surplus) of Hungary	4.3	(4.3)	2.0	2.4	3.0	2.9
Debt of Hungary	82.2	82.1	79.8	77.8	79.1	78.9
Debt of the European Union	80	82.9	86.6	89.4	89.7	89.5

Source: European Commission

        The following table sets forth the general government deficit and debt to GDP rate of Hungary and certain member states of the EU as projected by the European Commission.

	General government deficit in 2013	General government debt as of the end of 2013
	(% of GDP)
Austria	1.7	74.6
Czech Republic	2.7	46.1
France	4.2	93.9
Germany	0.1	79.6
Hungary	2.4	77.8
Ireland	7.2	122.3
Italy	3.0	132.7
Poland	4.4	57.8
Slovakia	2.5	54.3
Spain	7.2	94.3
United Kingdom	6.3	91.4
European Union	3.5	89.4

Source: European Commission

Gross Domestic Product

        The following table presents nominal GDP at current market prices, as well as real GDP growth rates, per capita GDP and USD equivalents for the periods indicated:

Gross Domestic Product

	For the year ended December 31,
	2009	2010	2011	2012	2013(4)
GDP	25,626.5	26,513.0	27,635.4	28,048.1	29,114.4
Annual real GDP growth rate (%)(1)	(6.8)	1.1	1.6	(1.7)	1.1
Per capita GDP (in HUF)	2,554,734.7	2,647,510.9	2,767,494.9	2,824,031.4	2,938,239.9
U.S. Dollar Equivalents:
GDP (USD billions)	126.7	127.4	137.5	124.5	130.1
Per Capita GDP (USD)	12,631.0	12,719.4	13,772.4	12,530.8	13,134.6

Source: CSO

Notes:

(1)
Data not adjusted for calendar-day effect.

(2)
Calculated according to the average HUF/USD exchange rate of the corresponding period calculated by the NBH.

(3)
Calculated according to population as of the beginning of the corresponding year.

(4)
Preliminary data.

        In 2009, GDP decreased by 6.8%, mainly as a result of deteriorating global economic activity. In 2010 and 2011, GDP increased by 1.1% and 1.6%, respectively; the slow global economic growth rate played a significant role in the relatively low economic growth rate of Hungary. In 2012, GDP decreased by 1.7%, partly as a result of the European economic slowdown.

        In 2013, GDP increased by 1.1% according to data not adjusted for calendar-day effect. Value added by the agricultural industry grew significantly as a result of favorable weather conditions, with the sector increasing by 22.0%. As external demand strengthened, value added by the manufacturing sector increased by 0.8%. The construction sector expanded by 7.4% mainly as a result of infrastructural projects. The value added by the service sector increased by 0.2%. The unemployment rate was still relatively high, and, as a result, domestic demand was weak.

        Domestic use grew by 0.8% in 2013. Consumption increased by 0.5%. Gross fixed capital formation grew by 5.9% as a result of improving investor sentiment. Gross capital formation increased by 2.1%, partly as a result of decrease in inventories. Net exports increased the 0.8% growth of domestic use to a 1.1% increase of GDP. Exports and imports both grow by 5.3%, as a result net exports increased.

        The following table shows the sector composition of GDP in each of the periods indicated:

Sector Composition of GDP

	For the year ended December 31,
	2009	2010	2011	2012	2013(1)
	(% of contribution)
Agriculture, forestry and fishing	3.0	3.0	3.9	4.0	4.0

Mining and quarrying; manufacturing; electricity, gas, steam and air conditioning supply; water supply; sewerage, waste management and remediation activities	20.9	22.2	22.2	22.4	21.8

Of which:
Manufacturing	17.0	18.5	18.8	19.0	19.0
Construction	4.1	3.5	3.4	3.2	3.4

Services, total	56.5	55.6	55.2	54.2	54.5

Of which:
Wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	10.0	9.9	10.0	9.6	9.4
Transportation and storage	4.9	5.1	5.3	5.2	5.3
Information and communication	4.7	4.4	4.4	4.4	4.3
Financial and insurance activities	4.1	4.0	3.9	3.7	4.1
Real estate activities	7.7	7.5	7.5	7.5	7.2
Professional, scientific and technical activities; administrative and support service activities	7.1	7.2	7.2	7.1	7.1
Public administration and defense; compulsory social security; education; human health and social work activities	15.6	15.1	14.5	14.5	14.8
Arts, entertainment and recreation, repair of household goods and other services	2.5	2.5	2.4	2.3	2.4
Taxes, less subsidies on products	15.5	15.6	15.2	16.2	16.2

GDP, total	100.0	100.0	100.0	100.0	100.0

Source: CSO

(1)
Preliminary data.

Inflation

        The following table illustrates the year-on-year change and the yearly average change in the Consumer Price Index (the "CPI") and the Producer Price Index (the "PPI") for each of the years indicated:

Inflation

	2009	2010	2011	2012	2013
	(%)
CPI (yearly average)	4.2	4.9	3.9	5.7	1.7
CPI (year-on-year)	5.6	4.7	4.1	5.0	0.4
PPI (yearly average)	4.9	4.5	4.2	4.3	0.7
PPI (year-on-year)	1.3	8.1	7.5	(1.8)	0.5

Source: CSO

        The rate of inflation has generally been declining since the change in monetary regime in May 2001. The inflation rate declined to 2.9% in March 2009, but increased again, reaching 6.4% in January 2010 mainly as a result of VAT and excise duty changes. The inflation rate decelerated to 3.7% in August 2010 as the effect of changes in VAT and excise duties phased out. The inflation rate increased to 4.2% in November 2010, mainly as a result of increasing energy and food prices. The yearly average inflation for the year 2010 reached 4.9%. The inflation rate decreased to 3.1% in July 2011, mainly as a result of lower energy, food, fuel, alcoholic beverage and tobacco price dynamics. The inflation rate increased to 4.1% in December 2011, mainly as a result of higher energy, alcoholic beverage and tobacco price dynamics. The inflation rate grew to 5.0% in December 2012, mainly as a result of tax increases, high food and energy prices. The inflation rate dropped to 0.4% in December 2013 and to 0.0% in January 2014 mainly as a result of lower global food and energy price inflation and a decrease in public administered prices including electricity, gas and water supply.

        The following table sets forth the real effective exchange rate of the forint for the periods indicated.

REER CPI
(2000 = 100%)
2009	72.3
2010	73.2
2011	79.0
2012	72.5
2013	75.5
2014	75.9

Source: NBH

Wages

        The following table sets forth year-on-year changes in nominal and real wages for the periods indicated:

Wages

	For the year ended December 31,
	2009	2010	2011	2012	2013
	(%)
Nominal net wage index	1.8	6.8	6.4	2.1	4.9
Real net wage index	(2.3)	1.8	2.4	(3.4)	3.1

Source: CSO

        In 2009, real wages dropped by 2.3%, primarily as a result of a strict income policy in the public sector. In 2010, there was a 1.8% increase in net real wages, mainly as a result of a lower tax burden. In 2011, net real wages grew by 2.4%. In 2012, net real wages dropped by 3.4%, partly as a result of accelerating inflation. In 2013 net real wages grew by 3.1%, partly as a result of decelerating inflation.

Employment

        The following table illustrates the general composition of employment and unemployment for each of the years indicated:

Unemployment

	For the year ended December 31,
	2009	2010	2011	2012	2013(2)
	(annual average, %)
Employed	49.2	49.2	49.7	50.6	51.6
Unemployed	5.5	6.2	6.1	6.2	5.9
Unemployment rate(1)	10.0	11.2	10.9	10.9	10.2

Source: CSO

Note:

(1)
Based on the international sampling methodology pursuant to the guidelines of the International Labour Organization.

        The unemployment rate in 2009 (calculated using the guidelines of the International Labour Organization) amounted to 10.0%, and in 2010 the unemployment rate reached 11.2%, primarily as a result of lay-offs, especially in the private sector. In 2011, the unemployment rate decreased slightly to 10.9%. In 2012, the unemployment rate remained at 10.9%. During 2013, the unemployment rate decreased significantly to 10.2%, government measures replacing social aid with public employment contributed significantly to the drop in the unemployment rate.

        The following table illustrates the general composition of employment in Hungary by major sector for each of the years indicated:

Composition of Employment by Sector

	For the year ended December 31,
	2009	2010	2011	2012	2013
	(in thousands of persons)
Agriculture, forestry and fishing	175.8	171.8	185.1	200.3	192.7
Mining and quarrying	8.5	11.1	11.1	9.0	8.2
Manufacturing	794.6	786.6	809.0	802.1	826.6
Electricity, gas, steam and air conditioning supply	38.8	37.3	38.1	35.5	32.4
Water supply, sewerage, waste management and remediation activities	45.3	48.1	51.6	64.0	62.0
Construction	293.3	277.6	264.0	245.9	249.1
Wholesale and retail trade; repair of motor vehicles and motorcycles	549.2	539.8	545.7	544.3	536.6
Transportation and storage	254.3	259.0	259.2	261.4	263.1
Accommodation and food service activities	152.8	154.5	163.5	164.0	159.9
Information and communication	91.0	96.3	91.8	104.2	110.7
Financial and insurance activities	95.5	91.0	91.8	93.9	97.3
Real estate activities	19.9	21.0	21.5	23.4	20.6
Professional, scientific and technical activities	138.1	139.0	137.9	133.3	151.0
Administrative and support service activities	116.3	110.3	114.2	133.5	137.6
Public administration and defense; compulsory social security	304.7	317.2	309.6	326.8	365.9
Education	319.1	323.9	316.9	314.6	313.6
Human health and social work activities	239.6	251.6	255.0	266.1	265.5
Arts, entertainment and recreation	58.4	60.2	62.8	62.8	54.8
Other activities	86.7	84.9	83.2	92.8	90.9

Total	3,781.9	3,781.2	3,811.9	3,877.9	3,938.4

Source: CSO

Principal Sectors of the Economy

Industry

        The following table indicates the gross production indices by industry sector for the periods indicated:

Gross Production Indices by Industry(1)

For the year ended December 31, 2013
(corresponding period of the previous year = 100)
Agriculture, forestry and fishing	122.0

Mining and quarrying; manufacturing; electricity, gas, steam and air conditioning supply; water supply; sewerage, waste management and remediation activities	99.8

Of which:
Manufacturing	100.8
Construction	107.4

Services, total	100.2

Of which:
Wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	99.7
Transportation and storage	101.8
Information and communication	100.4
Financial and insurance activities	98.5
Real estate activities	96.8
Professional, scientific and technical activities; administrative and support service activities	100.9
Public administration and defense; compulsory social security; education; human health and social work activities	101.4
Arts, entertainment and recreation, repair of household goods and other services	103.5
Taxes, less subsidies on products(2)	n/a

GDP, total	101.1

Source: CSO

Notes:

(1)
Data unadjusted for calendar-day effect.

(2)
For these items the volume index is not applicable.

Industry

        In 2013, industrial gross production increased by 1.4%, and total sales grew by 2.0%. In the last five years, industrial export sales amounted to approximately half of the total sales of the sector. In 2013, export sales increased by 4.9%, while domestic sales fell by 1.8%. In 2013, more than 90% of the total industrial production was attributable to manufacturing. The value of production in mining and quarrying amounted to 0.4% of the total industry's production, and the value of production of electricity, gas, steam and air conditioning supply amounted to 5.7% of the total industrial production.

Manufacturing

        In 2013, gross production in the manufacturing sector increased by 2.0% and total sales grew by 2.2%. In 2013, export sales in manufacturing increased by 3.7%, while domestic sales declined by 1.7%. In 2013, approximately 40% of the manufacturing production was attributable to the manufacturing of computer, electronic and optical products and the manufacturing of transportation equipment.

Manufacture of Computer, Electronic and Optical Products

        In 2013, gross production in this subsector fell by 12.3%, and total sales decreased by 12.8%. In 2013, export sales in this subsector decreased by 12.5%, and domestic sales fell by 18.4%.

Manufacture of Transport Equipment

        In 2013, gross production in this subsector grew by 19.0%, and total sales increased by 18.6%. In 2013, export sales in this subsector increased by 18.4%, while domestic sales grew by 21.2%.

Construction

        In 2013, the output of the construction sector increased by 9.6% compared to 2012, mainly as a result of a growth in the construction of commercial and office buildings, and infrastructural developments. Compared to 2012, the construction of buildings grew by 10.4%, while civil engineering works increased by 8.6%.

Service Industries

        In 2013, three out of eight subsectors contracted. The subsectors of (i) Real estate activities, (ii) Financial and insurance activities and (iii) Wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities dropped by 3.2%, 1.5% and 0.3%, respectively. The subsectors of (i) Information and communication and (ii) Professional, scientific and technical activities; administrative and support service activities increased by 0.4% and 0.9%, respectively. The subsectors of (i) Public administration and defense; compulsory social security; education; human health and social work activities, (ii) Transportation and storage and (iii) Arts, entertainment and recreation, repair of household goods and other services grew by 1.4%, 1.8% and 3.5% , respectively

        The following table sets forth the composition of the service industry per individual subsector for the periods indicated:

Composition of Service Industry per Subsector

For the year ended December 31, 2013
Wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	17.3
Transportation and storage	9.7
Information and communication	7.9
Financial and insurance activities	7.5
Real estate activities	13.2
Professional, scientific and technical activities; administrative and support service activities	13.0
Public administration and defense; compulsory social security; education; human health and social work activities	27.1
Arts, entertainment and recreation, repair of household goods and other services	4.4

Services, total	100.0

Source: CSO

Agriculture

        The amount of harvested grain increased from 10.4 million tons in 2012 to 13.5 million tons in 2013 due to relatively favorable weather conditions. In 2013, production of maize amounted to 6.7 million tons, and production of wheat amounted to 5.0 million tons. Among the grains, the average yield of maize increased by 34.0% compared to the previous year, but dropped by 13.0% compared to the average of the previous five years. The average yield of wheat grew by 23.5% compared to 2012. Compared to the 2008 to 2012 average, the average yield of wheat in 2013 increased by 12.7%. In 2013, the total amount of sugar beet and potatoes harvest fell by 0.3% and 19.1%, respectively, compared to the harvested amounts in the year 2012. The total amount of harvested sunflower, rapeseed and alfalfa hay increased by 11.6%, 26.5% and 20.6%, respectively.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

        The following table sets out the balance of payments of Hungary for the periods indicated:

Balance of Payments

	For the year ended December 31,				First Quarter of	Second Quarter of	Third Quarter of
	2009	2010	2011	2012	2013	2013	2013
	(EUR millions)
I. Current account, credit	77,442.7	88,146.6	97,474.3	98,845.3	24,381.8	25,392.5	25,680.8
debit	77,645.2	87,938.4	97,028.8	97,829.0	23,715.5	24,780.2	24,616.5
net	(202.5)	208.3	445.5	1,016.3	666.3	612.3	1,064.4
1. Goods, net	2,341.4	2,445.1	3,111.6	3,550.9	1,091.9	1,078.6	1,326.7
1.1. Exports	57,358.0	66,925.9	74,471.4	75,653.8	18,965.9	19,490.5	19,609.3
1.2. Imports	55,016.6	64,480.9	71,359.8	72,102.9	17,873.9	18,411.9	18,282.6
2. Services total, credit	13,309.4	14,584.7	15,809.8	15,867.5	3,596.9	4,016.9	4,289.4
debit	11,322.9	11,709.5	12,637.2	12,460.1	2,784.4	3,070.2	3,233.1
net	1,986.5	2,875.2	3,172.5	3,407.4	812.4	946.6	1,056.3
3. Income, credit	4,315.2	4,160.6	4,479.2	4,590.3	1,093.5	1,085.1	1,059.3
debit	9,250.1	9,649.4	10,898.8	10,952.9	2,317.2	2,715.9	2,525.6
net	(4,934.9)	(5,488.9)	(6,419.6)	(6,362.6)	(1,223.7)	(1,630.8)	(1,466.2)
4. Current transfers, credit	2,460.1	2,475.4	2,714.0	2,733.7	725.5	800.1	722.8
debit	2,055.7	2,098.5	2,133.0	2,313.2	739.9	582.2	575.2
net	404.5	376.9	581.0	420.5	(14.3)	217.9	147.6
II. Capital account, credit	1,723.9	2,294.5	2,472.2	2,620.4	609.3	971.6	607.6
debit	652.6	557.2	143.9	108.7	5.2	90.7	8.0
net	1,071.3	1,737.4	2,328.4	2,511.7	604.1	880.8	599.6
5. Capital transfers, credit	1,716.1	2,264.5	2,442.4	2,526.5	598.5	948.2	606.2
debit	47.1	256.5	15.3	17.2	3.5	5.2	7.3
net	1,669.0	2,008.0	2,427.1	2,509.3	595.0	943.0	599.0
6. Acquisition/disposal of non-produced, non-financial assets, credit	7.8	30.0	29.8	93.9	10.8	23.4	1.4
debit	605.6	300.6	128.6	91.5	1.7	85.5	0.7
net	(597.8)	(270.6)	(98.8)	2.4	9.1	(62.2)	0.7
III. Financial account(1)	4,942.6	1,800.5	2,823.0	(8,296.8)	471.7	(2,864.0)	(4,851.1)
7. Direct investment, net	128.2	787.1	662.9	2,043.6	344.7	(864.2)	(712.8)
7.1. Abroad	(1,347.9)	(887.6)	(3,146.0)	(8,646.3)	(339.3)	(154.8)	1,063.6
7.1.1. Equity capital and reinvested earnings, net	(863.3)	(953.7)	(278.8)	(12,286.7)	(144.9)	(258.4)	914.1
7.1.1.1. Equity capital, net	(765.7)	(870.6)	(342.7)	(11,415.2)	(130.2)	(172.3)	1,165.2
7.1.1.2. Reinvested earnings, net	(97.7)	(83.1)	63.9	(871.5	(14.7)	(86.1)	(251.1)
7.1.2. Other capital, net	(484.5)	66.2	(2,867.1)	3,640.3	(194.4)	103.5	149.5
7.1.2.1. Assets, net	(763.9)	121.1	(2,775.3)	3,355.9	(141.5)	22.3	5.8
7.1.2.2. Liabilities, net	279.4	(55.0)	(91.9)	284.4	(52.9)	81.2	143.6
7.2. In Hungary	1,476.1	1,674.7	3,808.8	10,689.9	684.0	(709.3)	(1,776.4)

	For the year ended December 31,				First Quarter of	Second Quarter of	Third Quarter of
	2009	2010	2011	2012	2013	2013	2013
	(EUR millions)
7.2.1. Equity capital and reinvested earnings, net	(1,810.1)	2,968.5	4,399.5	5,237.7	500.5	(968.4)	1,000.7
7.2.1.1. Equity capital, net	(1,618.3)	3,154.6	3,158.4	3,914.6	302.5	565.5	(178.4)
7.2.1.2. Reinvested earnings, net	(191.8)	(186.1)	1,241.1	1,323.2	198.0	(1,533.9)	1,179.1
7.2.2. Other capital, net	3,286.2	(1,293.8)	(590.7)	5,452.2	183.5	259.1	(2,777.1)
7.2.2.1. Assets, net	(4,074.3)	261.4	(443.9)	7,202.0	(1,458.1)	(827.4)	(806.5
7.2.2.2. Liabilities, net	7,360.5	(1,555.2)	(146.8)	(1,749.8)	1,641.6	1,086.5	(1,970.6)
8. Portfolio investment	(3,592.0)	(138.0)	6,578.5	1,789.8	1,507.1	1,077.9	(756.1)
8.1. Assets, net	(737.8)	(376.4)	1,623.6	725.3	234.1	22.3	74.4
8.1.1. Equity securities, net	(799.6)	(505.7)	1,623.8	669.1	173.9	20.2	80.8
8.1.2. Bonds and notes, net	81.3	117.4	10.5	112.8	48.9	(26.3)	(29.0)
8.1.3. Money market instruments, net	(19.5)	11.8	(10.7)	(56.5)	11.3	28.5	22.7
8.2. Liabilities, net	(2,854.2)	238.4	4,954.9	1,064.4	1,273.1	1,055.6	(830.5)
8.2.1. Equity securities, net	504.2	(145.7)	226.0	877.3	241.9	(58.1)	125.0
8.2.2. Bonds and notes, net	(3,505.8)	(268.6)	3,167.5	1,060.8	1,044.6	164.5	(493.1)
8.2.3. Money market instruments, net	147.3	652.7	1,561.4	(873.7)	(13.4)	949.2	(462.4)
9. Financial derivatives	641.1	624.9	(787.1	279.1	228.2	53.3	111.9
9.1. Assets, net	5,627.3	4,919.1	5,015.2	4,669.4	1,201.8	840.2	743.9
9.2. Liabilities, net	(4,986.2)	(4,294.2)	(5,802.3)	(4,390.3)	(973.6)	(786.9)	(632.0)
10. Other investment, net	7,765.3	526.6	(3,631.3)	(12,409.2)	(1,608.3)	(3,131.0)	(3,494.2)
10.1. Assets, net	(423.6)	92.6	1,742.0	2,008.1	227.4	(123.0)	342.8
10.1.1. Short-term, net	(983.9)	(1,224.6)	630.9	900.5	81.9	(305.0)	(170.9)
10.1.2. Long-term, net	560.3	1,317.2	1,111.0	1,107.5	145.5	182.0	513.7
10.2. Liabilities, net	8,188.9	434.0	(5,373.2)	(14,417.3)	(1,835.7)	(3,008.0)	(3,837.0)
10.2.1. Short-term, net	(108.7)	3,821.2	(710.4)	(6,904.1)	516.4	(999.4)	(431.9)
10.2.2. Long-term, net	8,297.6	(3,387.2)	(4,662.9)	(7,513.2)	(2,352.1)	(2,008.6)	(3,405.1)
IV. Net errors and omissions	(325.4)	(728.3)	(1,723.2)	1,417.5	103.0	714.6	(130.3)
V. Overall balance	5,485.9	3,017.9)	3,873.6	(3,351.3)	1,845.1	(656.3))	(3,317.5)
VI. International reserves	(5,485.9)	(3,017.9)	(3,873.6)	3,351.3	(1,845.1)	656.3	3,317.5

Source: NBH

Note:

(1)
Excluding international reserves.

        The current account surplus of EUR 446 million in 2011 increased to EUR 1,016 million in 2012, largely due to an increase in net exports. During 2012, net direct investment was positive, and the net inflow was EUR 2,044 million.

        In the first three quarters of 2013, the current account showed a surplus of EUR 2,343 million compared to a surplus of EUR 1,007 million in the first three quarters of 2012.

Foreign Trade

        The following tables set forth Hungary's trade in goods by territory for the periods indicated:

Exports

	European Union countries		Non-EU countries	Total	EU-15	Countries joining the EU after 2004		Asian countries	American countries
	(EUR millions)
2009	46,652		12,487	59,139	34,982	11,670		3,272	1,799
2010	55,305		16,144	71,449	40,783	14,522		4,613	2,143
2011	60,879		19,099	79,978	43,183	17,696		6,021	2,364
2012	60,737		19,215	79,952	42,917	17,820		5,118	2,956
2012	62,003	(1)	17,949	79,952	42,917	19,087	(1)	5,118	2,956
2013	63,042	(1)	18,677	81,719	44,419	18,622	(1)	4,905	3,604

Source: CSO

Note:

(1)
Including Croatia.

	Food, beverages, tobacco	Crude materials	Fuels, electric energy	Manufactured goods	Machinery and transport equipment	Total
	(EUR millions)
2009	4,271	1,301	1,523	16,314	35,729	59,139
2010	4,955	1,732	2,024	19,724	43,014	71,449
2011	6,020	2,436	2,898	23,418	45,205	79,978
2012	6,526	2,733	3,234	24,852	42,606	79,952
2013	6,605	2,519	2,944	26,075	43,576	81,719

Source: CSO

 Imports

	European Union countries		Non-EU countries	Total	EU-15	Countries joining the EU after 2004		Asian countries	American countries
	(EUR millions)
2009	38,089		17,313	55,401	29,617	8,471		9,846	1,530
2010	44,731		21,203	65,934	33,718	11,013		12,154	1,645
2011	50,593		22,324	72,917	37,254	13,339		10,589	2,386
2012	51,615		21,682	73,297	38,210	13,406		9,558	2,577
2012	51,957	(1)	21,341	73,297	38,210	13,747	(1)	9,558	2,577
2013	53,519	(1)	21,192	74,710	38,601	14,918	(1)	8,930	2,775

Source: CSO

Note:

(1)
Including Croatia.

	Food, beverages, tobacco	Crude materials	Fuels, electric energy	Manufactured goods	Machinery and transport equipment	Total
	(EUR millions)
2009	3,046	897	6,055	17,893	27,510	55,401
2010	3,270	1,385	7,064	21,014	33,201	65,934
2011	3,893	1,871	9,013	24,370	33,769	72,917
2012	3,881	1,855	9,514	24,526	33,522	73,297
2013	3,822	1,768	9,389	25,569	34,163	74,710

Source: CSO

        Hungary's foreign trade in goods with industrialized countries (in particular, EU countries) has increased in recent years. EU countries accounted for 77% of Hungary's exports and 72% of imports in 2013.

Foreign Direct Investment

        The following table sets forth historical records of foreign direct investment ("FDI") in Hungary and Hungarian direct investments abroad during the years indicated:

Foreign Direct Investment

	Year ended December 31,
					First quarter of 2013	Second quarter of 2013	Third quarter of 2013
	2009	2010	2011	2012
Direct investment
Abroad	(1,347.9)	(887.6)	(3,146.0)	(8,646.3)	(338.8)	(130.1)	1,063.6
Equity capital and reinvested earnings, net	(863.3)	(953.7)	(278.8)	(12,286.7)	(144.9)	(264.6)	914.1
Other capital, net	(484.5)	66.2	(2,867.1)	3,640.3	(193.9)	134.5	149.5
In Hungary	1,476.1	1,674.7	3,808.8	10,689.9	708.0	(644.7)	(1,776.4)
Equity capital and reinvested earnings, net	(1,810.1)	2,968.5	4,399.5	5,237.7	497.2	(1,014.0)	1,000.7
Other capital, net	3,286.2	(1,293.8)	(590.7)	5,452.2	210.9	369.2	(2,777.1)
Net direct investment	128.2	787.1	662.9	2,043.6	369.2	(774.9)	(712.8)

Source: NBH

        In 2009, the volume of net FDI was close to zero, and the net inflow was EUR 128 million. The contraction in 2009 was primarily the result of credit constraints and deteriorating investor confidence and economic performance in Hungary as a result of the global financial crisis. In 2010, the volume of net FDI inflow was positive, although modest compared to the volume in the years preceding 2006. In 2011, the volume of net FDI was positive, and the net inflow was EUR663 million. In 2012, the volume of net FDI reached an inflow of EUR 2,044 million. As of December 31, 2012, the cumulative FDI was EUR 93.1 billion, which constituted 95% of the GDP in 2012.

        The first three quarters of 2013 showed a negative net direct investment in the amount of EUR 1,118 million. The following table sets forth certain information regarding FDI in Hungary and Hungarian direct investments abroad during the six months ended June 30, 2013 as compared to the same period in 2012:

Foreign Direct Investment

	Nine months ended September 30,
	2012	2013	Change
	(EUR millions)		(%)
Direct investment, net	744.1	(1,118.5)	(150.3)
Abroad, net	(5,918.9)	594.6	(10.0)
Equity capital and reinvested earnings, abroad, net	(7,806.6)	504.6	(6.5)
Equity capital, abroad, net	(7,218.2)	854.6	(11.8)
Reinvested earnings, abroad, net	(588.4)	(350.0)	59.5
Other capital, abroad, net	1,887.7	90.1	4.8
Assets, net	1,658.2	(80.3)	(4.8)
Liabilities, net	229.5	170.4	74.2
In Hungary, net	6,663.0	(1,713.1)	(25.7)
Equity capital and reinvested earnings, in Hungary, net	2,012.2	483.9	24.0
Equity capital, in Hungary, net	2,003.5	710.7	35.5
Reinvested earnings, in Hungary, net	8.7	(226.8)	(2,597.0)
Other capital, in Hungary, net	4,650.7	(2,197.0)	(47.2)
Assets, net	6,355.3	(2,974.7)	(46.8)
Liabilities, net	(1,704.5)	777.7	(45.6)

Source: NBH

        During the nine-month period ended September 30, 2013, the balance of net direct investment showed an outflow of EUR 1,118 million compared to the EUR 744 million net inflow during the same period of 2012.

        Direct investment abroad in the first nine months of 2013 generated a net inflow of EUR 595 million, while in the same period in 2012 direct investment abroad generated a net capital outflow of EUR 5,919 million. The turning of the outflow into an inflow was primarily a result of the EUR 855 million net capital inflow with respect to net equity capital abroad in the first nine months of 2013, while net equity capital abroad in the same period of 2012 generated EUR 7,218 million capital outflow. With respect to net other capital abroad, there was a net capital inflow of EUR 90 million in the first nine months of 2013, while during the same period of 2012 the net capital inflow with respect to net other capital abroad amounted to EUR 1,888 million. In the first nine months of 2013, there was a net capital outflow of EUR 350 million with respect to reinvested earnings abroad, while during the same period in 2012 there was a net capital outflow of EUR 588 million with respect to reinvested earnings abroad.

        Direct investment in Hungary in the first nine months of 2013 generated a net outflow of EUR 1,713 million, while in the same period in 2012 direct investment in Hungary generated a net capital inflow of EUR 6,663 million. The turning of the inflow into an outflow was primarily a result of a net capital outflow with respect to net other capital in Hungary of EUR 2,197 million in the first nine months of 2013, while during the same period in 2012, the net capital inflow with respect to net other capital in Hungary amounted to EUR 4,651 million. The EUR 711 million net capital inflow with respect to net equity capital movements in Hungary in the first nine months of 2013 was lower than the net equity capital movements in Hungary in the same period of 2012, generating EUR 2,004 million capital inflow. In the first nine months of 2013, there was a net capital outflow of EUR 484 million with respect to reinvested earnings in Hungary, while during the same period in 2012 there was a capital inflow of EUR 2,012 million with respect to reinvested earnings in Hungary.

Foreign Exchange Reserves

        As of January 31, 2014, Hungary's gold reserves were approximately EUR 90.7 million, and foreign exchange reserves were approximately EUR 34,021.4 million.

MONETARY AND FINANCIAL SYSTEM

Monetary Policy

        According to the latest Quarterly Report on Inflation, published on December 19, 2013, there is a high probability of achieving the 2014 and 2015 inflation target. In addition to expected low domestic demand, the planned cuts in public administered prices would push inflation downwards, although certain planned tax increases would increase inflation. In the Quarterly Report on Inflation, the NBH estimated that the average annual inflation for 2014 and 2015 would be 1.3% and 2.8%, respectively, which is in line with the 3% long-term inflation target rate.

Interest Rate Policy

        The NBH does not use money supply targets as an instrument of monetary policy. The money supply flexibly adjusts to the money demand, which is indirectly influenced by the monetary policy. Increases in monetary aggregates are slowing due to the decrease in the rate of inflation. The NBH two-week base rate as of December 31, 2013 was 3.00%, and the Real Rate(*) was 2.6%.

Money Supply

        The following table provides information about the composition of the money supply as of the dates indicated:

Money Supply

	For the year ended December 31,
						January 31, 2014
	2009	2010	2011	2012	2013
	(HUF billions)
M1(1)	6,122	6,635	7,343	7,297	8,899	8,567
Deposits with agreed maturity of up to two years	8,233	7,716	8,026	7,882	6,949	6,972
M2(2)	14,354	14,351	15,369	15,179	15,848	15,539
Repos and money market units	1,610	2,090	2,049	1,658	2,083	1,981
M3(3)	15,964	16,441	17,418	16,837	17,931	17,519

Source: NBH

Notes:

(1)
Consists of currency in circulation outside monetary financial institutions plus overnight deposits.

(2)
Consists of M1 plus deposits with fixed terms of up to two years.

(3)
Consists of M2 plus repos, money market funds and debt securities with maturities of up to two years.

(*)
Calculated as follows: (1 + central bank base rate)/(1 + year-on-year inflation rate as of year-end)-1, where interest rates are expressed as decimal numbers

Recent Developments in Monetary Policy

        As of March 4, 2014, the central bank base rate was 2.70%.

        With respect to the Funding for Growth Scheme, which is aimed at helping small firms borrow more to invest, of the originally announced amount of HUF 750 billion to be allocated to this program, an amount of HUF 701 billion (93.5%) was allocated. Funds allocated in the first pillar (collateralized refinancing loans) amounted to HUF 472 billion and funds allocated in the second pillar (refinancing loans to convert foreign currency loans of small and medium-sized enterprises into forint loans) amounted to HUF 229 billion.

        On September 11, 2013, the Monetary Council decided to extend the scheme. According to the decision additional funds will be allocated in the amount of HUF 500 billion, and the Monetary Council can increase the amount to HUF 2,000 billion taking into account the macroeconomic and credit conditions and financial market environment. At least 90% of the funds will be allocated for the first pillar financing new loans.

Exchange Rate Policy

        In the first two months of 2013, the forint was relatively stable versus the Euro. In the third month of the year, the forint weakened significantly versus the Euro. The expiration of the term of Mr. András Simor, the previous governor of the NBH, caused increased perceived risks concerning the predictability of the monetary policy of Hungary. After Mr. György Matolcsy was appointed as governor of the NBH, he confirmed that the NBH would conduct a cautious monetary policy. The forint strengthened significantly after the announcement. In the first two months of 2014, the forint weakened versus the Euro mainly as a result of less favorable global investor sentiment.

The Hungarian Banking System

        Since 1991, Hungary's banking system has been subject to a regulatory and supervisory framework based on principles and guidelines of the BIS. Act CXII of 1996 on Credit Institutions and Financial Enterprises, was in effect between January 1, 1997 and December 31, 2013, and endeavored to facilitate harmonization of the Hungarian banking system with EU uniform banking standards. As of January 1, 2014, the new Act CCXXXVII of 2013 on Credit Institutions and Financial Enterprises went into effect, which implements the relevant EU legislation of "Basel III".

Supervision of the Hungarian Banking System

        Supervision of banking activities in Hungary has improved as the banking system has developed. Prior to October 1, 2013 the NBH supervisory responsibilities had largely been transferred to the Hungarian Financial Supervisory Authority ("HFSA"), with the NBH retaining a more limited supervisory role. After October 1, 2013 the HFSA and NBH merged, and as a result the NBH is responsible for the supervision of the banking system.

Structure of the Hungarian Banking System

        The total assets of Hungarian credit institutions amounted to HUF25,505.2 billion as of December 31 2013.

        The following table illustrates certain trends in the Hungarian banking system for the periods indicated:

Banking System—Selected Indicators

	Banking survey (% change, year on year)
	2009	2010	2011	2012	2013	As of January 31, 2014
Domestic credit	(10.4)	2.9	0.6	(13.6)	(4.8)	(2.2)
Credits to enterprises	(10.1)	(0.8)	1.9	(10.5)	(3.4)	(3.1)
Credits to households	(5.6)	9.3	(0.9)	(14.9)	(5.4)	(3.4)
Broad money (M3)	1.8	3.0	5.9	(3.3)	6.5	4.9

Source: NBH

        As of December 31, 2013, Hungarian co-operative credit institutions held aggregate total assets of HUF1,711.7 billion.

        On February 26, 2014, the Government declared that the merger of Magyar Takarékbank Zrt and the Hungarian Co-operative Credit Investment and Asset Management Pte. Ltd. has national strategic importance, and therefore the approval of the Hungarian Competition Authority is not required for the merger. On March 10, 2014 the Hungarian Development Bank Ltd. and the Hungarian Post announced they will sell their 54.8% share in Magyar Takarékbank Zrt. to Magyar Takarék. Co-operative credit institutions own the majority of the shares of Magyar Takarék, while FHB Jelzálogbank Nyrt. (a Hungarian bank) owns 25% of the shares of Magyar Takarék. Országos Takarékszövetkezeti Szövetség initiated legal proceedings against the Hungarian State claiming that the measures of the Hungarian State integrating and nationalizing the Hungarian savings co-operatives qualify as unlawful expropriation.

        The following table sets forth the capital adequacy ratio (CAR), the share of direct foreign ownership, the NPL ratio (the amount of loans more than 90 days delinquent in the household segment compared to total amount of loans in the household segment), the total amount of loans to residents and the total amount of deposits of residents in the Hungarian banking sector for the periods indicated.

	As of December 31 of the year
	2009	2010	2011	2012	2013
	(%)
Capital Adequacy Ratio (CAR)	13.1	13.0	13.0	15.8	17.4
Share of foreign ownership	86.0	86.4	89.1	91.2	88.5
Non-performing loans (NPL)	7.0	10.1	12.9	16.3	18.8
	(HUF billions)
Total capital owned by foreign entities	439.9	453.0	593.1	800.9	723.9
Total amount of deposits from residents	17,111.7	16,825.1	17,863.9	17,421.1	18,546.2
Total amount of loans to residents	21,959.9	22,615.5	23,343.7	20,268.6	19,573.4

Source: NBH

        According to the latest Report on Financial Stability published in November 2013 by NBH, the Hungarian banking system is well capitalized. In case of the baseline scenario, practically every bank is able to meet the 8% regulatory criterion according to the report. In case of the stress scenario based on significant economic downturn, exchange rate and interest rate shocks as well as an increase in the coverage of non-performing loans two banks would need additional capital in the amount of a manageable HUF116 billion.

        The following table sets forth the level of households loans denominated in local currency (HUF) and foreign currency (FX) as at the end of the periods indicated.

	As of December 31,
	2009	2010	2011	2012	2013
	(HUF billions)
HUF	2,649.0	2,813.8	3,000.1	3,184.8	3,149.4
FX	5,195.7	5,765.1	5,500.0	4,048.3	3,691.6

Source: NBH

        The following table sets forth the transactions of households loans denominated in local currency (HUF) and foreign currency (FX) during the periods indicated.

	For the year ended December 31,
	2009	2010	2011	2012	2013
	(HUF billions)
HUF	107.7	218.8	229.7	255.2	(7.3)
FX	(48.9)	(403.3)	(1,045.8)	(1,124.6)	(422.1)

Source: NBH

        The following table sets forth the volume of external liabilities and the growth rate of external liabilities (compared to the volume as of the end of the previous year) of the Hungarian banking sector:

	As of December 31,
	2009	2010	2011	2012	2013
	(HUF billions)
External liabilities	10,460.2	9,881.7	9,306.6	6,806.5	5,765.2
			(%)
Growth rate of external liabilities	(6.7)	(5.5)	(5.8)	(26.9)	(15.3)

Source: NBH

        As of December 31, 2013, external liabilities of the Hungarian banking sector amounted to HUF 5,765.2 billion. During the years 2009, 2010 and 2011, the amount of external liabilities decreased by 6.7%, 5.5% and 5.8%, respectively. During the year 2012 external liabilities fell by 26.9% partly as a result of the early prepayment scheme. During the year of 2013 external liabilities decreased by 15.3% partly as a result of the Funding for Growth Scheme.

Capital Markets

Stock Exchange

        The following table sets forth selected indicators relating to the BSE as at the end of and for the periods indicated:

	For the year ended December 31,
	2009	2010	2011	2012	2013
Total spot turnover values (in USD millions)	14,188	15,931	10,869	6,773	6,107
Equities	13,310	15,117	9,926	6,548	5,925
Government bonds	388	533	662	5	0
Corporate bonds	4	6	11	5	1
Bonds of international institutions	—	—	—	—	—
Mortgage bonds	52	28	7	6	0
T-Bills	310	63	42	0	10
Investment funds	27	28	18	15	18
Compensation notes	0	0	0	0	0
Certificates	97	155	204	195	152
Total number of transactions	3,476,711	2,790,242	2,608,683	1,845,987	1,532,205
Equities	3,349,885	2,612,465	2,333,671	1,629,866	1,347,986
Government bonds	853	830	1,598	4	0
Corporate bonds	130	181	424	686	142
Bonds of international institutions	—	—	—	—	—
Mortgage bonds	1,369	537	425	319	197
T-bills	72	94	106	0	27
Investment funds	10,046	9,218	9,125	9,403	9,897
Compensation notes	1,107	616	497	289	795
Certificates	113,249	166,301	262,837	205,420	173,161
Average number of daily transactions	13,851	10,985	10,311	7,535	6,254
Average daily turnover (in USD millions)(1)	57	63	44	28	25
Average value per transaction (in USD thousands)(1)	4	6	4	4	4
Number of trading days	251	254	253	245	246
Total futures turnover (in USD millions)(1)	9,259	10,763	7,027	4,989	6,347
Budapest Stock Exchange Index "BUX"	1,258	2,272	1,002	398	194
Currencies	5,223	5,077	3,926	3,288	4,630
Shares	2,778	3,415	2,098	1,303	1,523
Interest rates	0	0	0	0	0
Number of transactions	466,346	578,139	410,212	219,785	157,492
Total options turnover (in USD millions)(1)	162	23	24	42	24
Equity options	0	0	0	0	0
Index options	0	0	0	0	0
Currency options	162	23	24	42	24
Number of trades (thousands)	665	94	167	178	111
Average exchange rate HUF/USD	202.26	208.15	200.94	225.37	223.70

Source: Budapest Stock Exchange

Note:

(1)
USD values have been calculated based on the EUR values of the Budapest Stock Exchange and the yearly average EUR/HUF and USD/HUF foreign exchange rates calculated by the NBH.

 PUBLIC FINANCE

        The information included in this document with respect to the budgets for 2011, 2012 and 2013 was derived from the budgets for 2011, 2012 and 2013 as calculated by the Ministry for National Economy (and prior to May 29, 2010, the Ministry of Finance) using data available in March 2014.

Budget Trends

        The following table sets forth the main fiscal trends in Hungary for the years indicated:

Budget Trends(1)

	General government balance, consolidated
	2009 Final	2010 Final	2011 Final	2012 Final	2013 Planned	2013 Preliminary	2014 Planned
	(HUF billions)
GFS method
Revenues	12,425.4	12,417.5	12,939.6	13,481.2	14,647.6	14,093.8	15,242.9
Privatization receipts	4.1	7.0	2.6	1.6	2.7	20.9	1.9
Revenues (excluding privatisation receipts)	12,421.3	12,410.5	12,937.0	13,479.6	14,644.9	14,072.9	15,241.0
Expenditures	13,439.7	13,539.0	14,537.7	13,989.5	15,504.4	14,901.0	16,197.5
Balance (excluding privatization receipts)	(1,018.4)	(1,128.5)	(1,600.7)	(509.9)	(859.5)	(828.1)	(956.5)
Balance in % of GDP	(4.0)	(4.3)	(5.8)	(1.8)	(2.8)	(2.8)	(3.1)
General government balance—consolidated
ESA method
Revenues	12,017.8	12,082.5	14,999.5	13,060.5	14,120.6	13,993.4	14,661.1
Expenditures	13,204.9	13,226.4	13,804.5	13,632.0	14,953.1	14,681.7	15,548.5
Balance	(1,187.1)	(1,143.9)	1,194.9	(571.5)	(832.5)	(688.4)	(887.3)
Balance in % of GDP	(4.6)	(4.3)	4.3	(2.0)	(2.7)	(2.4)	(2.9)

Sources: CSO and Ministry of Finance

Note:

(1)
For methodological remarks on planned, expected, preliminary, fact and final budgets see "Public Finance—Methodology" in the Annual Report.

        According to preliminary data available in March 2014, the general government deficit (local governments included) amounted to HUF828.1 billion (2.8% of GDP) for the year 2013, according to the GFS methodology. The general government deficit for the year 2013 (local governments included), according to the ESA methodology, was HUF688.4billion, equaling 2.4% of GDP for the year 2013.

        The 2014 planned general government deficit (local governments included) is HUF956.5 billion (3.1% of GDP) according to the GFS methodology. The 2014 planned general government deficit (local governments included) is HUF887.3 billion (2.9% of GDP) according to the ESA methodology.

Recent developments

        On November 26, 2013, the Parliament approved the principal figures of the budget for the year 2014. According to the decision, the total revenues of the general government will amount to HUF15,983 billion, and the total expenditures will amount to HUF16,968 billion. As a result, the general government deficit for the year 2014 will be HUF984 billion. The bill was approved on

December 17, 2013. According to the Budget Act for the year 2014 the remaining debt of local governments will be assumed by the end of February 2014.

        On January 8, 2014, the Ministry for National Economy published the preliminary general government deficit (excluding local governments) for the year 2013, in accordance with GFS methodology. The deficit reached HUF929.2 billion, equaling 3.2% of the preliminary GDP for the year 2013.

        On January 14, 2014, Prime Minister Viktor Orbán announced that Hungary will construct two new nuclear plant blocks at Paks. According to the announcement, Russia will cooperate in the construction and financing of such nuclear plant blocks. The two parties agreed to a variable-rate loan of EUR 10 billion with a term of 21 years. The related international treaty between the Government of Hungary and the Government of the Russian Federation was approved by the Hungarian Parliament on February 6, 2014. Mr. Gábor Orbán, Secretary of State for National Economy announced on March 17, 2014 that the interest rate payable in the first, second and third seven-year periods of loan repayment is 4.5%, 4.8% and 4.95%, respectively. In the first, second and third seven-year periods, 25%, 35% and 40%, respectively, of the actually utilized loan amount shall be repaid in 14 equal installments.

        On January 29, 2014, MVM purchased a 49.83% share in Fövárosi Gázmüvek Zrt. (a public utility company on the retail gas segment in Budapest) from RWE Gas International N.V. On the same day, the Government declared that this merger had national strategic importance.

        On February 6, 2014, the Parliament—as the third level of reduction of public utility fees—approved an Act on amendments of acts relating to reduction of public utility fees and customer protection. According to the Act, gas prices will decline by 6.5% as of April 1, 2014; electricity prices will decline by 5.7% as of September 1, 2014; purchased heating prices will decline by 3.3% as of October 1, 2014.

        On February 28, 2014, the central government assumed the remaining debt of local governments in the amount of HUF 471.7 billion.

Central Government Budget

        The following table sets forth information concerning central government revenues and expenditures for the final budget for the years 2009, 2010, 2011, 2012 and 2013, and the planned and expected budgets for 2014:

Central Government Revenues and Expenditures(1)

	Revenues and expenditures of the central budget for the year ended December 31,
	2009 Final	2010 Final	2011 Final	2012 Final	2013 Preliminary	2014 Planned
	(HUF billions)
Revenues
Payments of Economic Units
Corporate taxes (including financial institutions)	597.2	343.9	352.0	390.0	427.1	477.0
DPTT	26.6	108.9	111.5	103.6	63.2	65.0
Gambling tax	66.7	53.4	51.6	52.4	30.9	33.0
Eco tax	23.9	23.5	23.5	24.1	22.5	24.8
Simplified business tax	169.7	181.9	172.3	146.5	110.0	67.0
Tax of small enterprises					10.1	45.4
Itemized tax of small taxpayers					28.3	78.0
Tax on public works					54.9	53.0
Other central payments	111.6	44.1	108.6	172.0	233.2	343.2
Other payments	21.7	36.3	32.0	18.0	22.9	21.3
Surtax on Financial Institutions	0.0	182.3	186.5	84.9	139.1	144.0
Surtax on Retail, Telecommunications and Energy Sectors	0.0	151.7	171.9	165.6	9.8	0.0

Total	1,017.5	1,125.8	1,209.9	1,157.2	1,152.1	1,351.7

Taxes on Consumption
Value added tax	2,168.5	2,313.6	2,219.5	2,747.4	2,809.6	3,014.1
Excises	902.4	886.6	909.6	943.1	912.9	948.2
Financial transaction tax					259.6	269.4
Public health production tax			3.3	0.0	0.0	0.0
Insurance tax					26.2	28.0
Telecom levy				12.2	47.0	57.0

Total	3,070.9	3,200.1	3,132.3	3,702.7	4,055.3	4,316.7

Payments of Households
Gross PIT revenues	1,874.2	1,767.9	1,382.8	1,498.4	1,504.6	1,550.0
PIT revenues of central budget(1)	1,744.4	1,632.0	1,256.4	1,385.3	1,504.6	1,550.0
Private persons' special tax	25.5	6.1	0.3	0.0	0.0	0.0
Private persons' 98% special tax		0.0	3.7	1.2	0.9	0.9
Registration fee paid after domestic servants		0.0	0.0	0.0	0.0	0.0
Tax payments	8.3	3.0	0.2	0.2	0.2	0.2
Fees	112.2	83.5	75.3	109.6	107.4	110.0
Vehicle tax					41.2	39.0
Other Revenues

Total	2,020.2	1,860.5	1,462.3	1,609.4	1,654.4	1,700.1

	Revenues and expenditures of the central budget for the year ended December 31,
	2009 Final	2010 Final	2011 Final	2012 Final	2013 Preliminary	2014 Planned
	(HUF billions)
Central Budgetary Institutions and Chapter Administered Appropriations
Revenue of the central budgetary institutions	794.2	890.6	925.7	1,397.5	1,745.4	1,162.4
Own revenues of chapter administered professional appropriations	227.9	165.3	353.8	129.3	120.6	29.6
EU support of chapter administered professional appropriations	602.7	814.0	890.1	1,076.8	1,577.4	1,711.6

Total	1,624.8	1,869.9	2,169.6	2,603.6	3,443.4	2,903.6

Payments of Central Budgetary Institutions	65.5	57.3	45.5	41.0	47.9	42.7
Contribution to National Social Fund				17.7	0.0	0.0
Payments of Local Governments	14.9	11.6	7.2	9.3	19.2	19.5
Payments of Extrabudgetary and Social Security Funds	146.1	8.0	0.0	0.0	173.6	10.0
Revenues of International Transactions	2.1	1.3	4.2	0.4	5.9	10.8
Payments Related to State Property	143.4	71.0	40.0	69.8	205.7	209.9
Other Revenues	39.9	125.2	39.5	25.8	40.8	8.2
Revenues Related to Debt Service	0.1	0.0	0.0	0.0	0.0	0.0
Lump Sum Cash Flow Facility from EU	28.7	-8.7	22.9	11.6	27.9	23.0
Customs and import duties	8.2	8.6	9.6	9.2	9.2	9.5

Pension Reform and Debt Reduction Fund	0.0	0.0	95.6	0.0	0.0	0.0

Total Revenues(2)	8,182.0	8,330.7	8,238.7	9,257.7	10,835.2	10,605.7

Interest Revenues	142.3	130.5	103.5	145.9	132.6	91.6

Total Revenues(3)	8,324.2	8,461.2	8,342.2	9,403.6	10,967.8	10,697.3

Expenditures
Subsidiaries to Economic Units	178.6	201.4	212.0	259.5	279.9	282.6
Support to the Media	53.7	45.8	53.7	61.8	66.6	69.9
Consumer Price Subsidy	107.4	107.3	108.3	96.9	94.8	104.0
Housing Grants	199.3	147.4	129.1	124.0	131.9	159.2
Family Benefits Social Subsidiaries
Family benefits	464.6	461.5	454.9	445.9	434.6	446.2
Income supplement benefits	149.9	144.1	136.6	62.6	62.3	66.8
Under-age benefits				280.0	223.5	175.6
Other specific subsidies	26.5	26.8	27.5	28.5	25.9	25.9

Total	641.0	632.4	618.9	817.0	746.3	714.5

Central Budgetary Institutions and Chapter Administered Appropriations
Expenditures of central budgetary institutions	2,239.2	2,371.7	2,521.0	2,920.3	3,825.3	3,226.3
Chapter administered professional appropriations	1,808.0	1,833.1	2,209.7	2,146.9	2,845.3	3,194.9
Central investment	0.0	0.0	0.0	0.0	0.0	0.0
Chapter balance reserve	0.0	0.0	0.0	0.0	0.0	0.0

Total	4,047.2	4,204.8	4,730.7	5,067.2	6,670.6	6,421.2

	Revenues and expenditures of the central budget for the year ended December 31,
	2009 Final	2010 Final	2011 Final	2012 Final	2013 Preliminary	2014 Planned
	(HUF billions)
Support to Political Parties and Other Civil Organizations	5.3	5.0	3.8	3.8	3.8	9.8
Transfer to Social Security Funds	913.8	1,147.5	637.8	690.9	986.6	917.4
Transfer to Local Governments
Direct transfer from the budget	1,178.6	1,123.5	1,069.2	1,027.3	708.8	779.9
Yielded PIT revenues	129.9	135.9	126.4	113.1	0.0	0.0

Total	1,308.5	1,259.4	1,195.6	1,140.4	708.8	779.9

Transfer to Extrabudgetary Funds	40.6	17.6	89.1	94.6	272.1	116.9
Expenditures of International Transactions	9.5	2.6	0.9	2.4	14.2	8.7
Debt Service Related Expenditures	18.4	9.9	11.8	15.8	71.9	83.4
Other Expenditures	22.6	29.4	14.7	16.2	58.1	30.7
Reserves					0.0	289.2
Extraordinary Expenditures	16.9	9.2	266.0	9.0	4.4	4.4
Government Guarantees Redeemed	20.4	33.5	29.4	40.8	27.1	32.3
Contribution to EU Budget	223.7	230.2	233.0	234.9	272.3	288.7
Expenditures Related to State Property	99.3	95.4	633.3	137.4	260.3	180.9
Interest Payments	1,161.8	1,136.4	1,101.1	1,202.4	1,277.9	1,165.0

Total Expenditures	9,067.9	9,315.1	10,069.3	10,014.8	11,947.6	11,658.6

Source: MNE

Notes:

(1)
The PIT share to local governments will be reduced from 40% to 8% in 2012; base corrections between 2007 and 2011: the yearly differences have been moved from own revenues into subsidies.

(2)
Excluding interest revenues.

(3)
Including interest revenues.

Social Security and Extra-Budgetary Funds

        The social security funds consist of two funds: the pension fund and the health fund. The following table sets forth the revenues and expenditures for social security and certain extra-budgetary funds for the years indicated:

Social Security and Extra-Budgetary Funds, Revenues and Expenditures(1)

	For the year ended December 31,
	2009 Final	2010 Final	2011 Final	2012 Final	2013 Preliminary	2014 Planned
	(HUF billions)
Social Securities Fund
Revenues	4,128.9	4,299.6	4,451.7	4,510.6	4,862.9	4,848.8
Expenditures	4,285.6	4,394.9	4,535.3	4,628.1	4,862.9	4,848.8
Surplus (deficit)	(156.7)	(95.4)	(83.7)	(117.6)
Extra Budgetary Funds(2)
Revenues	465.2	407.7	428.8	508.4	611.1	437.6
Expenditures	496.5	347.9	359.6	378.2	560.6	460.9
Surplus (deficit)	(31.4)	59.8	69.2	130.1	50.5	(23.4)

Source: Ministry of Finance

Notes:

(1)
For methodological remarks on planned, expected, preliminary, fact and final budgets, see "Public Finance—Methodology" in the Annual Report

(2)
Currently, these funds consist of the Nuclear Fund, the National Employment Fund, the Wesselényi Miklós' Flood and Inland Waters Compensation Fund, the Research and Development Fund, the National Cultural Fund, and the Bethlen Gábor Fund.

        The contribution of the central government to the social security funds was HUF913.8 billion in 2009, HUF1,147.5 billion in 2010, HUF637.8 billion in 2011, HUF690.9 billion in 2012 and HUF986.6 billion in 2013. The contribution of the central government to the social security funds will be HUF917.4 billion in 2014 according to the planned budget.

Local Government Finance

        The following table sets forth the revenues and expenditures at the local government level for the years indicated for all local governments:

Local Government Revenues and Expenditures

	For the year ended December 31,
	2009 Final	2010 Final	2011 Final	2012 Final	2013 Preliminary	2014 Planned
	(HUF billions)
Revenues
Own revenues(1)	1,251.8	1,234.4	1,360.3	1,296.1	1,005.3	1,016.6
Subsidies	1,178.6	1,123.5	1,069.2	1,027.3	708.8	779.9
Other revenues	692.0	808.6	899.8	473.0	697.8	628.0
Total revenues, GFS (excluding privatization)	3,122.4	3,166.5	3,329.4	2,796.4	2,411.8	2,424.4
Privatization revenues	4.1	7.0	2.6	1.6	1.6	1.9
Total revenues (including privatization)	3,126.5	3,173.5	3,332.0	2,798.0	2,413.5	2,426.3
Expenditures
Wages	1,407.9	1,388.6	1,286.6	1,025.9	635.6	639.5
Investments	573.6	694.1	605.2	525.4	609.5	683.3
Other expenditures	1,227.4	1,322.8	1,296.7	1,156.3	1,046.4	1,073.6
Total expenditures	3,208.9	3,405.5	3,188.5	2,707.6	2,291.5	2,396.3
Surplus (deficit), GFS (excluding privatization)	(86.5)	(239.0)	140.9	88.8	120.3	28.1
Surplus (deficit) (including privatization)	(82.4)	(232.0)	143.5	90.4	121.9	30.0

Source: Ministry for National Economy

Note:

(1)
GFS excludes privatization revenues.

        During 2013, the revenues of local governments amounted to HUF2,411.8 billion, and their expenditures amounted to HUF2,291.5 billion, and thus the fiscal balance of local governments amounted to a surplus of HUF120.3 billion for 2013.

 NATIONAL DEBT

Public Debt

        The following table sets out certain statistics regarding Hungarian public debt for the years indicated:

	For the year ended December 31,(1)
	2009	2010	2011	2012	2013(2)
	(HUF billions, except for percentages)
Internal Public Debt	10,476.2	10,978.2	10,362.2	12,042.4	12,976.4
% of Nominal GDP	40.9%	41.4%	37.5%	42.9%	44.6%
External Public Debt	8,468.5	8,842.8	10,170.4	8,326.6	8,904.9
% of Nominal GDP	33.0%	33.4%	36.8%	29.7%	30.6%
Other Liabilities(3)	20.1	220.0	422.9	351.1	117.3
Total Public Debt	18,964.9	20,041.0	20,955.5	20,720.1	21,998.6
% of Nominal GDP	74.0%	75.6%	75.8%	73.9%	75.6%
Nominal GDP	25,626	26,513	27,635	28,048	29,114

Source: GDMA Pte Ltd.

Notes:

(1)
This table shows the public debt of Hungary from the perspective of the economic obligations of the central government. Financial derivatives and mark-to-market deposits from 2005 are included. In this table, external debt refers to government obligations denominated in foreign currency, while internal debt refers to obligations denominated in local currency.

(2)
Preliminary data as at March 4, 2014.

(3)
Including a special item in connection with a debt assumption in 2006.

        The central government debt totaled HUF21,998.6 billion at the end of December 2013, showing a decrease of 6.2% in nominal terms compared to HUF20,720.1 billion at the end of 2012. The government gross debt to GDP ratio at the end of December 2013 was 75.6%, as compared to 73.9% as at the end of 2012.

        The following table sets forth the composition of investors holding HUF denominated Hungarian government securities.

	As at December 31,
	2009	2010	2011	2012	2013
	(HUF billions)
Nonfinancial corporations	217.8	178.9	107.6	125.0	155.4
Central Bank	313.0	276.5	180.8	152.8	147.2
Other monetary financial institutions	3,419.4	3,335.5	3,048.1	3,549.0	3,871.4
Other financial intermediaries	346.5	398.8	367.8	346.0	473.2
Financial auxiliaries	165.8	153.5	145.2	163.9	179.9
Insurance corporations and pension funds	2,889.0	2,996.1	1,550.3	1,654.5	1,658.8
General government	65.8	39.4	49.9	44.5	39.8
Households	734.7	697.9	707.0	1,152.8	1,830.1
Nonprofit institutions serving households	16.9	16.4	32.3	27.4	26.2
Rest of the world	2,013.6	2,380.8	3,339.7	4,886.2	4,781.6
Total	10,182.5	10,473.6	9,528.6	12,102.0	13,163.6

Source: NBH

        The following table sets forth the amount of HUF denominated debt held by non-residents and their average term-to-maturity as of the end of the periods indicated.

	As of December 31,
	2009	2010	2011	2012	2013
	(HUF billions)
Non-residents holdings	2,155.5	2,532.7	3,796.8	5,008.5	4,994.1
	(years)
Average term-to-maturity	4.6	4.7	4.1	3.9	3.9

Source: ÁKK

        The following table sets forth the maturity profile of the foreign exchange denominated debt of the central government of Hungary.

	Bonds	Loans
	(HUF billions)
2014	801.6	794.3
2015	434.4	81.7
2016	847.6	688.8
2017	559.4	204.5
2018	750.4	126.6
2019	290.1	58.6
2020	716.0	49.5
2021	628.7	115.9
2022	0.0	44.6
2023	880.4	106.2
2024	0.0	23.9
2025	0.0	23.9
2026	0.0	23.5
2027	0.0	163.7
2028	0.0	103.1
2029	0.0	88.4
2030	0.0	29.3
2031	0.0	4.2
2032	0.0	2.7
2033	0.0	1.2
2034	0.0	0.8
2035	0.0	0.3
2041	260.9	0.0

Source: ÁKK

        The following table sets forth the draw-down and redemption of IMF/EC loans.

	For the year ended December 31,
	2009	2010	2011	2012	2013	2014	2015	2016
	(EUR millions)
Draw-down / redemption	5,891	0	-2,000	-3,339	-3,963	-2,000	0	-1,500

Source: ÁKK

2013 issuance

        In 2013, the total amount of annual net government securities issuance in the domestic market reached HUF 897 billion. In 2013 the total amount of HUF denominated government bond offered on auctions amounted to HUF 1,116 billion; the total amount of bids reached HUF 3,161 billion, the accepted bids totaled HUF 1,340 billion. As a result the average bid-to-cover ratio amounted to 2.8. In addition to the accepted bids, non-competitive bids in the amount of HUF 258 billion were accepted. As a result the amount of issued HUF denominated government bonds amounted to HUF 1,598 billion in 2013. On the secondary market turnover reached HUF 33.5 trillion.

        In 2013 the total amount of FX-denominated Hungarian government bonds amounted to USD 5.25 billion.

Benchmark yields

        The following table sets forth the yields of the benchmark HUF-denominated Hungarian government bonds with maturities of 3, 5 and 10 years as of the end of the period indicated.

	As of December 31,
	2009	2010	2011	2012	2013
	(%)
3 years	7.41	7.72	9.06	5.61	4.01
5 years	7.59	7.85	9.64	5.89	4.66
10 years	7.99	7.95	9.75	6.11	5.61

Source: ÁKK

Financing plan

        According to the actual Financing Plan the share of foreign currency denominated debt should be below 45%. Within the HUF debt the share of fixed rate elements should be in the range of 61%-81%, that of the floating rate debt (including all short-term debt) should be in the range of 17%-39%. Within the FX debt the optimal share of fixed rate debt is 66% with a 5% tolerance band. The duration of the HUF portfolio is targeted at 2-3 years.

        According to the current Financing Plan gross redemptions of forint-denominated securities in 2014 will amount to HUF 4,365 billion, gross redemptions of foreign exchange denominated securities in 2014 will amount to HUF 1,596 billion. The net borrowing requirement will amount to HUF 985 billion. Gross issuance will amount to HUF 6,902 billion, of which HUF 1,352 billion will be foreign denominated debt issuances, as a result foreign denominated debt issuances will amount to 20% of total debt issuances and forint denominated debt issuances will amount to 80% of total debt issuances.

        The following table sets forth the planned composition of forint denominated government bond issuances.

Planned share
(%)
3-year	37
5-year (floating)	4
5-year (fixed)	37
10-year	19
15-year	4

Source: ÁKK

External Public Debt

        The following table sets forth the external public debt as of December 31, 2013 by category and by currency:

U.S. Underwriter	Amount(1)
(EUR millions)
By Category (financial derivatives are excluded):
Bank loans (including bank to bank and syndicated loans)	1,562
Bonds & FRN	20,391
Loans from multilateral financial institutions (e.g., IMF and World Bank)	8,052

Total	30,005

(%)
By Currency (financial derivatives are included):
Euro	100
Other currencies	0

Total	100

U.S. Underwriter	Amount(1)
(EUR millions)
before swaps
(%)
By Currency (financial derivatives are excluded):
Euro	60
JPY	1
U.S. dollar	32
Swiss franc	1
British pound	6
SDR	0

Total	100

Source: GDMA Pte Ltd.

Note:

(1)
Debt liabilities of the government sector that are not HUF-denominated (including mark-to-market deposits).

External Public Debt Service and Schedule of Payments

        Neither Hungary nor the NBH has ever defaulted on the payment of the principal of, or premium or interest on, any debt obligation issued by it.

        The following table sets forth the schedule of payments on external public debt as of September 30, 2013:

Schedule of Payments on External Public Debt as of September 30, 2013(1)

Date of maturity	Total	Central bank and general government	Central bank	General government	Forint denominated bonds	Other monetary institutions and other sectors	Other monetary institutions	Other sectors
	(In EUR millions)
Fourth quarter 2013	2,169	445	65	380	294	1,724	1,214	510
2013	2,169	445	65	380	294	1,724	1,214	510
First quarter 2014	1,870	1,457	0	1,457	635	413	152	261
Second quarter 2014	2,305	806	0	806	0	1,499	1,168	331
Third quarter 2014	3,201	2,706	0	2,706	1,260	495	268	226
Fourth quarter 2014	4,852	2,375	0	2,375	0	2,477	1,120	1,357
2014	12,228	7,344	0	7,344	1,895	4,883	2,708	2,176
2015	7,506	3,748	43	3,705	2,311	3,758	1,767	1,991
2016	10,259	6,304	0	6,304	2,321	3,955	1,599	2,356
2017	8,982	5,910	0	5,910	3,680	3,073	987	2,086
2018	5,351	3,571	0	3,571	762	1,780	1,237	544
2019	3,478	2,413	0	2,413	1,189	1,065	702	364
2020	4,879	4,036	0	4,036	1,194	843	438	404
2021	4,226	2,772	0	2,772	0	1,454	1,026	428
2022	2,077	1,585	0	1,585	1,117	493	257	236
2023	3,002	2,487	0	2,487	642	515	270	245
After	5,537	3,264	0	3,264	106	2,274	745	1,529

Total	69,695	43,878	108	43,770	15,511	25,817	12,948	12,869

Source: NBH

Note:

(1)
Excluding: direct investment, other capital.

Internal Public Debt

        As of December 31, 2013, Hungary's total internal public debt, including social security and extra-budgetary funds, was HUF12,976.4 billion. As of December 31, 2013, a majority of the Government's internal debt represented either treasury bills or bonds (with 4.7% of the Government's internal debt consisting of loans from EIB and CEB).

        Within the total HUF-denominated government debt, publicly issued government securities have played a predominant role. Raising public funds on the domestic market depends to a large degree upon the issuance of government bonds. Of the total amount of outstanding publicly issued HUF-denominated government securities, government bonds accounted for approximately 71% as of the end of December 2013.

        Hungary's policy is to finance budget deficits partly with internal debt and partly by accessing the international markets. The type of financing is determined based on a benchmark for the debt portfolio composition. The weight of internal debt (domestic currency) ranges between 68% and 75% in the benchmark portfolio; the weight of external debt (foreign currency) ranges between 25% and 32%.

Government Obligations to the NBH

        The following table shows the Government's obligations to the NBH, including those due to net foreign currency losses, as of December 31 for the years indicated and as of February 28, 2014:

	For the year ended December 31,
						As of February 28, 2014
	2009	2010	2011	2012	2013
Short-term	279.0	249.5	168.5	142.2	138.4	138.4
Long-term	0.0	0.0	0.0	0.0	0.0	0.0

Total	279.0	249.5	168.5	142.2	138.4	138.4

Source: NBH

Gross External Debt

        The following table sets forth the distribution and maturity of gross external debt of Hungary as of September 30, 2013:

Gross External Debt(1)

	September 30, 2013
	Amount of Debt	% Medium and Long
	(EUR millions)	(%)
Obligor
National Bank of Hungary(2)	1,961.0	5.5
Hungary(2)	45,605.5	96.0
Private sector(2)(3)	68,938.6	81.1

Total(2)(3)	116,505.1	85.7

Financial derivative liabilities	3,676.0	—
Entire economy (including financial derivative liabilities)	120,181.2	—

Source: NBH

Notes:

(1)
In this table, external debt refers to obligations owed to non-resident entities.

(2)
External debt as defined in External Debt Statistics: Guide for Compilers and Users (IMF 2003). Financial derivatives are not included.

(3)
Direct investment debt liabilities included.

 Selected Annual BOP and IIP Figures and Debt Service Indicators of Hungary (BOP Basis)(1)

	2009	2010	2011	2012
Debt Indicators
Gross debt indicators
Gross external debt (excl. FDI other loans)/GDP	113.9	111.4	103.7	97.8
Of which: general government and central bank	51.5	54.0	54.8	55.7
Gross external debt denominated in foreign currencies (excl. FDI other loans)/GDP	97.7	93.7	82.4	72.5
Of which: general government and central bank	39.6	40.9	38.6	34.7
Gross external debt (incl. FDI other loans)/GDP	150.1	143.7	134.0	128.1
Net debt indicators
Net external debt (excl. FDI other loans)/GDP	56.1	53.0	45.0	43.8
Of which: general government and central bank	16.1	17.2	15.3	19.5
Net external debt denominated in foreign currencies (excl. FDI other loans)/GDP	42.8	38.4	27.5	21.8
Of which: general government and central bank	5.1	5.2	(0.1)	(0.9)
Net external debt (incl. FDI other loans)/GDP	64.5	59.6	47.2	56.4
Debt Service Indicators
Total debt service denominated in foreign currencies (TDS) (excl. FDI other loans(2))/GDP	21.3	19.5	22.6	21.3
Total debt service denominated in foreign currencies (TDS) (excl. FDI other loans(2))/XGS	27.5	23.0	24.8	22.5
Gross interest expenditure (excl. FDI other loans) GDP	4.0	3.4	3.9	4.0
Net interest expenditures (excl. FDI other loans) GDP	2.5	2.1	2.5	2.7
Memorandum GDP(3) (euro millions)	91,335	96,267	98,977	96,913
Exports of goods and services (XGS) (euro millions)	70,667	81,511	90,281	91,521
Net external financing capacity/GDP	1.0	2.0	2.8	3.6
International reserves (RES) (euro million)	30,677	33,674	37,774	33,881

Source: NBH

Notes:

(1)
External debt as defined in External Debt Statistics: Guide for Compilers and Users; equity and financial derivative instruments are excluded.

(2)
(TDS) Medium-term credit amortization and gross interest expenditures.

 USE OF PROCEEDS

        Hungary will use the net proceeds from the sale of the Notes for general funding purposes. Hungary estimates the net proceeds will be approximately US$2,961,720,000, after deducting its estimated expenses of US$350,000.

DESCRIPTION OF THE NOTES

        This Prospectus Supplement describes the terms of the Notes in greater detail than the accompanying Prospectus and may provide information that differs from the accompanying Prospectus. If the information in this Prospectus Supplement differs from the accompanying Prospectus, you should rely on the information in this Prospectus Supplement.

General

        The Notes are to be issued pursuant to a Fiscal Agency Agreement (the "Fiscal Agency Agreement") dated as of September 17, 2013 among Hungary, Citibank, N.A., London Branch, as fiscal agent (the "Fiscal Agent") and as paying agent (the "Paying Agent" and, together with the Fiscal Agent, the "Agents"). The following statements and the statements under "Description of the Debt Securities" in the accompanying Prospectus briefly summarize some of the terms of the Notes and the Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note, described below, to be filed by Hungary with the Commission.

        The 2019 Notes, issued in an aggregate principal amount of US$1,000,000,000, bear interest at the rate of 4.000% per annum and mature on March 25, 2019. The 2024 Notes, issued in an aggregate principal amount of US$2,000,000,000, bear interest at the rate of 5.375% per annum and mature on March 25, 2024. Interest on the Notes is payable semi-annually on March 25 and September 25 of each year, commencing September 25, 2014, to the persons in whose names the Notes are registered at the close of business on the fifteenth day (whether or not a business day) preceding such payment date. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

        The Notes constitute direct, unconditional, general and unsecured obligations of Hungary and will rank at least equally in right of payment with all present and future unsecured and unsubordinated general obligations of Hungary on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The full faith and credit of Hungary has been pledged for the due and punctual payment of all principal and interest on the Notes. Hungary will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

        The Notes are collective action securities and contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Hungary's outstanding securities governed by New York law. These provisions are described in the section "Description of the Debt Securities" in the accompanying Prospectus. Under these provisions Hungary may amend payment and other key provisions of the Notes, including the principal amount and interest rate, with the approval of less than all the holders of the Notes.

        The Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at par. Nevertheless, Hungary may at any time repurchase the Notes at any price in the open market or otherwise. Hungary may hold or resell the Notes it purchases or may surrender them to the Fiscal Agent for cancellation.

Further Issues

        Hungary may, without the consent of the holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes even if further such additional Notes have original issue discount for U.S. federal income tax purposes and even if doing so may adversely affect the value of the original Notes. Any additional Notes, together with the Notes, will constitute a single series of notes under the Fiscal Agency Agreement.

Other Terms

        For other terms of the Notes, including the negative pledge covenant and events of default, see "Description of the Debt Securities" in the accompanying Prospectus.

Fiscal Agent

        The Fiscal Agency Agreement will govern the duties of the Agents. Hungary may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the Agents.

        The Fiscal Agent is an agent of Hungary, not a trustee for the holders of the Notes, and does not have the responsibility or duty to act for the holders as would a trustee.

Form, Denomination and Registration

        The statements set forth in this Prospectus Supplement in this subsection and in the subsections entitled "—Payment" and "—Global Clearance and Settlement" include summaries of certain rules and procedures of The Depository Trust Company ("DTC"), Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, S.A. ("Clearstream") that affect transfers of interests in the Notes.

        The Notes will be issued in the form of one or more fully registered global notes (the "Global Notes") which will be deposited with, or on behalf of, DTC (the "Depositary") and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes, which will be in minimum denominations of US$2,000 and integral multiples thereof, will be represented in, and transfer of such beneficial interests will be effected through, book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary ("participants"). Investors may elect to hold interests in the Global Notes through the Depositary or its participants, including Euroclear or Clearstream, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries ("U.S. Depositaries"), which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Except under circumstances described below, the Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

        So long as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Fiscal Agency Agreement. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Fiscal Agency Agreement.

        The Depositary advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by Euroclear.

        Euroclear also advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

        Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

        Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

        Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC or each of Euroclear and Clearstream notifies Hungary that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by Hungary within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, Hungary will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

        Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Payments

        Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the Unites States of America as of the time of payment is legal tender for the payment therein of public and private debts. None of Hungary, the Fiscal Agent, the Paying Agent or any paying agent or registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        Hungary expects that the Depositary for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary or its nominee. Hungary also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

Global Clearance and Settlement

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with Depositary rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Euroclear or Clearstream Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system in the U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of Notes received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during such proceeding will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Euroclear or Clearstream as a result of sales of Notes by or through a Euroclear Participant or a Clearstream Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in the Depositary.

        Although the Depositary, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Replacement of the Notes

        Should any definitive Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as Hungary may require. Mutilated Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the Notes and shall be made at the specified office of the Fiscal Agent set out at the end of this document.

Notices

        So long as the Global Notes are held on behalf of DTC, Euroclear and/or Clearstream or any other clearing system, notices to holders of Notes represented by the Global Notes may be given by delivery of the relevant notice to DTC, Euroclear and/or Clearstream or (as the case may be) such alternative clearing system for communication by it to holders.

        All notices regarding the Notes will be published in a daily newspaper of general circulation in London for so long as the Notes are listed on the London Stock Exchange and the rules of the London
Stock Exchange so require. If at any time publication in any such newspaper is not practicable, notices will be valid if published in such English language newspaper with general circulation in the respective market regions as we shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

TAXATION

        The following describes certain anticipated tax consequences resulting from the ownership of the Notes. This summary does not cover all the possible tax consequences relating to the ownership of the Notes and is not intended as tax advice to any person. This description is based on laws, regulations and interpretations as now in effect and available as of the date of this Prospectus Supplement. The laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of issuance of the Notes.

Hungarian Taxation

        The following is a general discussion of certain Hungarian tax consequences of the acquisition, ownership and disposition of the Notes by the holders. It does not purport to be a comprehensive description of all tax considerations, and, in particular, does not consider any specific facts or circumstances that may apply to a particular holder. This summary is based on the laws of Hungary currently in force and as applied on the date of this Prospectus Supplement which are subject to change, possibly with retroactive effect.

        Prospective holders are advised to consult their own tax advisers as to the tax consequences of the acquisition, ownership and disposition of the Notes, including the effect of any state or local taxes, under the tax laws of Hungary and each country of which they are residents.

Non-Hungarian Tax Residents

        Holders other than individuals.    Non-Hungarian tax resident holders other than individuals are not subject to tax in Hungary with respect to any income resulting from the acquisition, ownership and disposition of the Notes.

        Individual holders.    Individual non-Hungarian tax resident holders can only be subject to tax in Hungary with respect to their Hungarian source income. Interest paid by Hungary with respect to the Notes is regarded as Hungarian source income and is subject to a 16% capital gain and interest income tax (a specific withholding tax). If the disburser of the interest (proceeds) is tax resident in Hungary, it is obliged to assess, withhold, pay and report this tax liability to the Hungarian Tax Authority, if any. Such disburser is required to provide information to the authorities on the beneficial owner and the interest paid with respect to recipients who are residents of member states of the EU. Recipients who are tax residents of member states of the EU are exempt from this tax. Recipients who are subject to the provisions of any applicable tax treaty to which Hungary is a party can be exempt from tax or subject to a reduced tax rate as set by the treaty. Individual recipients who are not tax exempt have to file a tax return and, if the tax has not been withheld by the disburser or the interest is paid by a payer not qualified to be a disburser, pay the tax to the Hungarian Tax Authority directly by May 20th of the year following the year of the receipt of the interest. Individuals claiming exemption or reduction of tax on the basis of any applicable tax treaty shall be required to furnish the disburser with the prescribed tax residence certificate and a certificate of beneficial ownership. If more tax is withheld than prescribed by the law, the recipient may apply for a refund at the Hungarian Tax Authority, which will also require a certificate of tax residence and beneficial ownership. If the interest is paid by a foreign tax resident disburser, it is not subject to any withholding obligation.

        Those individuals which are subject to the above described income tax and (i) are resident in an EEA member state and exercise their right of free movement in Hungary (exceeding three months) and (ii) have a registered home in Hungary shall be subject to a 6% health care contribution in addition to the 16% tax.

Transfer Tax

        Other than receipt by way of contract on inheritance, the sale or other disposition of the Notes, as well as the purchase or receipt of the Notes, are not subject to transfer taxes or stamp duties in Hungary. The receipt of the Notes may only subject holders to Hungarian transfer tax when the Notes are transferred gratuitously (by way of gift or otherwise for no consideration) and are delivered within Hungary. Effective from January 1, 2009, inheritance of debt securities issued by Hungary is exempt from inheritance tax.

Hungarian Tax Residents

        Non-individual Hungarian tax residents are corporate and non-corporate organizations incorporated (established) under Hungarian laws or those having their place of management in Hungary. Individual Hungarian tax residents are persons: (i) who are citizens of Hungary, (ii) whose stay in Hungary exceeds 183 days within a calendar year, (iii) who have a home permanently available solely in Hungary, (iv) whose center of vital interests is in Hungary, if they do not have a permanent home in Hungary or have such place both in Hungary and in other jurisdictions, or (v) whose habitual residence is in Hungary, if they do not have a permanent home and heir center of vital interests is not determinative.

        Interest and capital gains earned with respect to the Notes are subject to Hungarian corporate and personal income tax and the health care contribution in general.

United States Federal Income Tax Considerations

United States Treasury Circular 230 Notice

        Any U.S. federal taxation discussion in this Prospectus Supplement was not intended or written to be used, and cannot be used, by any taxpayer for purposes of avoiding U.S. federal tax penalties that may be imposed on the taxpayer. Any such tax discussion was written to support the promotion or marketing of the Notes to be issued or sold pursuant to this Prospectus Supplement. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax adviser.

Generally

        The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a Note. This discussion assumes that you (i) hold the Note as a capital asset (generally, asset held for investment), (ii) were the initial purchaser of that Note, and (iii) acquired the Note at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

  •
  dealers in securities or currencies;

  •
  securities traders using a mark-to-market accounting method;

  •
  banks or life insurance companies;

  •
  persons subject to the alternative minimum tax;

  •
  persons that do not use the U.S. dollar as their functional currency; or

  •
  tax-exempt organizations.

        Finally, this discussion assumes that you are not using a Note as part of a more complex transaction, such as a "straddle" or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a Note may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

        This discussion does not cover any state, local or foreign tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations, rulings and judicial decisions interpreting the Code as of the date that this Prospectus Supplement was issued. These authorities may be repealed, revoked or modified, possibly retroactively, so the discussion below might not be reliable in the future. Hungary has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds a Note, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of Notes that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

        You should consult your own tax advisor concerning the federal, state, local, foreign and other tax consequences to you of the purchase, ownership or disposition of a Note.

  U.S. Holders

        This section applies to you if you are a "U.S. Holder," meaning that you are the beneficial owner of a note and you are for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source;

  •
  a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more "United States persons" as defined in the Code (each a "U.S. Person") have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust; or

  •
  a partnership, but only with respect to partners that are U.S. Holders under any of the foregoing clauses.

        Payments of Interest.    Payments or accruals of stated interest on a Note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

        In addition to interest on the Notes, you will be required to include any tax withheld from the interest payment as ordinary interest income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a Note generally will constitute foreign source income and will be categorized as passive or general category income depending on your circumstances.

        Original Issue Discount.    For U.S. federal income tax purposes, a Note will be treated as issued with original issue discount ("OID") if the excess of the "stated redemption price at maturity" of the Note over its "issue price" equals or exceeds the "de minimis" amount (generally, 0.25 of one percent of such Note's stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity equals the sum of all payments due under the Notes, other than any payments of "qualified stated interest." A "qualified stated interest" payment generally is a payment of stated interest that is unconditionally payable in cash or property, or that will be constructively received, at least annually during the entire term of the Note. The issue price will generally equal the initial public offering price at which a substantial number of Notes are issued in a given offering.

        You must include in gross income amounts of non-de minimis OID as ordinary interest income on an accrual basis generally under a "constant yield to maturity" method described below (whether you are a cash or accrual basis taxpayer). Generally, OID must be included in income in advance of the receipt of cash representing such income.

        The amount of OID on a Note that you must include in income during a taxable year is the sum of the "daily portions" of OID for that Note. The daily portions are determined by allocating to each day in an "accrual period" (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the "adjusted issue price" of the Notes at the beginning of the accrual period and its yield to maturity reduced by the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID Note are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

        You generally may make an irrevocable election to include in your income the entire return on an OID Note (including payments of qualified stated interest) under the constant yield method applicable to OID.

        For purposes of the foreign tax credit provisions of the Code, any OID accrued on a Note and included in your income will constitute foreign source income and generally will be classified as "passive category income" (or, in certain cases, as "general category income").

        Treatment of Premium.    If your basis upon purchase of a Note (not taking into account accrued pre-issuance interest) is greater than its principal amount, you will be considered to have purchased the Note at a premium. You generally may elect to amortize this premium over the term of the Note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the Note's overall yield to maturity and (b) your purchase price for the Note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the Note and to all debt instruments acquired at a premium that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the consent of the IRS to a change.

        If you do not make the election to amortize premium on a Note and you hold the Note to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the Note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the Note before maturity, the premium will be included in your "tax basis" in the Note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the Note.

        Pre-issuance Interest.    If a Note is issued with pre-issuance accrued interest, you may treat the Note, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the Note.

        Disposition of Notes.    If you sell or otherwise dispose of a Note, you generally will recognize a gain or loss equal to the difference between your "amount realized" and your "adjusted tax basis" in the Note. Your "amount realized" will be the value of what you receive for selling or otherwise disposing of the Note, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income). Your "adjusted tax basis" in the Note will equal the amount that you paid for the Note, increased by the amount of OID (if any) that you have included as income, and decreased (but not below zero) by any amortized premium (as described above) and by any cash payments of principal (if any) that you have received with respect to the Note.

        Gain or loss from the sale or other disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the Note, you have held the Note for more than one year. Under the current tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss.

        Medicare Tax.    A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the U.S. Holder's "net investment income" (or, in the case of an estate or trust, the "undistributed net investment income") for the relevant taxable year and (ii) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income generally will include its interest income and its net gains from the disposition of the Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

        Information with Respect to Foreign Financial Assets.    Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 ($100,000 if married filing jointly) on the last day of the taxable year, or $75,000 ($150,000 if married filing jointly) at any time during the taxable year generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The Notes may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the Notes.

  Non-U.S. Holders

        This section applies to you if you are a "Non-U.S. Holder," meaning that you are a beneficial owner of a Note and are not a "U.S. Holder" as defined above.

        "Payments of Interest" Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a Note unless you are engaged in a trade or business in the United States and the interest on the Note is treated for U.S. federal tax purposes as "effectively connected" to that trade or business. If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax.

        Disposition of Notes.    Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell a Note unless:

  •
  that gain is effectively connected for tax purposes to any U.S. trade or business you are engaged in; or

  •
  if you are an individual, you (i) are present in the United States for 183 days or more in the taxable year in which you sell the Note or (ii) you have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the Note and the gain is attributable to any office or other fixed place of business that you maintain in the United States.

  Backup Withholding and Information Reporting

        If you are a noncorporate U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a "U.S. Controlled Person," as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; (iii) report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) demonstrate your eligibility for an exemption.

        If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a Note through a foreign partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a Note effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described in the immediately preceding two sentences. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a "U.S. Controlled Person," as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

  •
  a U.S. Person;

  •
  a controlled foreign corporation for U.S. federal tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

  •
  a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

United Kingdom Taxation

        The comments below are of a general nature based on current United Kingdom law as applied in England and Wales and HM Revenue & Customs practice (which may not be binding on HM

Revenue & Customs) and are not intended to be exhaustive. They assume that Hungary does not act through a permanent establishment in the United Kingdom in relation to the Notes. Any holders of Notes who are in doubt as to their own tax position should consult their professional advisers.

Interest on the Notes

        On the basis that interest on the Notes is not expected to have a United Kingdom source, there will be no United Kingdom withholding tax.

        Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual, or (ii) paying amounts due on redemption of any Notes which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HM Revenue & Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries. However, in relation to amounts payable on the redemption of such Notes HM Revenue & Customs published practice indicates that HM Revenue & Customs will not exercise its power to obtain information where such amounts are paid or received on or before April 5, 2013.

EU Directive on the Taxation of Savings Income

        Under EC Council Directive 2003/48/EC on the taxation of savings income, each member state is required to provide to the tax authorities of other member states details of payments of interest and other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in or certain limited types of entity established in such other member state, except that Austria and Luxembourg may instead impose a withholding system for a transitional period (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments. Belgium has changed to the provision of information system (rather than a withholding system) from January 1, 2010. Luxembourg has announced that it will no longer apply the withholding tax system as of January 1, 2015 and will provide details of payments of interest (or similar income) as of this date.

        A number of non-EU countries, and certain dependent or associated territories of certain member states, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident or, certain limited types of entity established in a member state. In addition, the member states have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a member state to, or collected by such a person for, an individual resident or certain limited types of entity established in one of those territories.

        The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above. Investors who are in any doubt as to their position should consult their professional advisers.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, BNP Paribas, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., and J.P. Morgan Securities plc, have severally agreed to purchase from Hungary the following respective principal amounts of Notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement:

Underwriters	Principal Amount of 2019 Notes		Principal Amount of 2024 Notes
BNP Paribas	US$	250,000,000	US$	500,000,000
Citigroup Global Markets Inc.	US$	250,000,000	US$	500,000,000
Deutsche Bank Securities Inc.	US$	250,000,000	US$	500,000,000
J.P. Morgan Securities plc	US$	250,000,000	US$	500,000,000

Total	US$	1,000,000,000	US$	2,000,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this Prospectus Supplement if any of these Notes are purchased. If any underwriter defaults, the underwriting agreement provides that the commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        Hungary has been advised by the representatives of the underwriters that the underwriters propose to offer the Notes to the public at the public offering price set forth on the cover of this Prospectus Supplement. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. In certain jurisdictions, the underwriters may elect to effect sales of the Notes through their respective affiliates.

        Hungary estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately US$350,000.

        Hungary has agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        In connection with the offering, the underwriters (or affiliates of the underwriters) may purchase and sell the Notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions in accordance with Regulation M under the Exchange Act.

        Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing Notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the Notes in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of the Notes made by (or on behalf of) the underwriters in the open market for the purpose of pegging, fixing or maintaining the price of the Notes.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased Notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the Notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

        The underwriters are relying on an exemption obtained from the Commission from Rule 101 of Regulation M under the Exchange Act with respect to the trading activities of the underwriters and certain of their affiliates in connection with the offering.

        The underwriters or their affiliates have performed commercial banking, investment banking and advisory services for Hungary from time to time for which they have received customary fees and reimbursement of expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for Hungary in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

        Delivery of the Notes to the underwriters will be made against payment therefore on or about the closing date specified on the cover page of this Prospectus Supplement, which will be the fifth business day following the date of pricing of the Notes (this settlement cycle is referred to as "T+5") but may be longer. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5 , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Notice to Investors

        Each of the underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the underwriters except as set forth in the underwriting agreement.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (as amended) with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

        The Notes described in this Prospectus Supplement have not been and will not be offered or sold to the public in the Republic of France, and no offering or marketing materials relating to the notes described in this Prospectus Supplement must be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in the Republic of France.

        The Notes described in this Prospectus Supplement may only be offered or sold in the Republic of France pursuant to article L.411-2-II of the French Code monétaire et financier to (i) providers of third party portfolio management investment services (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers), (ii) qualified investors (investisseurs qualifiés) acting for their own account and/or (iii) a limited group of investors (cercle restreint d'investisseurs) acting for their own account, all as defined in and in accordance with articles L.411-1, L.411-2 and D.411-1 and D.411-4 of the French Code monétaire et financier.

        Prospective investors are informed that:

  (1)
  this Prospectus Supplement has not been submitted for clearance to the French financial market authority (Autorité des marchés financiers);

  (2)
  individuals or entities referred to in article L. 411-2-II-2 of the French Code monétaire et financier may participate in the offering for their own account, as provided under articles D.411-1, D.411-2, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; and

  (3)
  the direct and indirect distribution or sale to the public of the notes described in this Prospectus Supplement acquired by them may only be made in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hungary

        This Prospectus Supplement and the accompanying Prospectus has not been and will not be submitted to the NBH and the Notes will not be offered in Hungary in a public offer or a private placement as defined in the Act No. CXX of 2001 on the Capital Markets. Each underwriter confirms its awareness of the above and represents that it has not offered or sold and undertakes that it will not offer or sell the Notes in Hungary in a public offer or a private placement and will not offer the Notes for sale to the general public in Hungary.

Notice to Prospective Investors in Hong Kong

        No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Italy

        The offering of the Notes has not been registered with the Italian Commissione Nazionale per le Società e la Borsa ("CONSOB") pursuant to Italian securities legislation. Each underwriter has represented and agreed that any offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement and the accompanying Prospectus or any other document relating to the Notes in Italy will be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

        Any such offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement and the accompanying Prospectus or any other document relating to the Notes in Italy must be:

  (i)
  made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998, CONSOB Regulation No. 16190 of 29 October 2007 and Legislative Decree No. 385 of 1 September 1993 (in each case as amended from time to time); and

  (ii)
  in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or any other Italian authority.

Notice to Prospective Investors in Japan

        The notes offered in this Prospectus Supplement have not been registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

        securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

  •
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law; or

  •
  as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in the Republic of China

        The Notes offered in this Prospectus Supplement have not been and will not be registered with the Financial Supervisory Commission, and will not be offered, sold or delivered at any time, directly or indirectly, in the Republic of China or to, or for the account or benefit of, any resident of the Republic of China. No person or entity in the Republic of China has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes.

Notice to Prospective Investors in Korea

        The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. The Notes have not been offered, sold or delivered and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and the regulations thereunder), or to any other person for reoffering, resale or re-delivery, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations.

Notice to Prospective Investors in Australia

        No offering circular, prospectus or other disclosure document (as defined in the Corporations Act 2001 of Australia (Cth) (the "Corporations Act")) in relation to the Notes has been or will be lodged with the Australian Securities and Investments Commission ("ASIC") or with ASX Limited.

        Each underwriter has represented, warranted and agreed (and each further underwriter appointed with respect to the Notes will be required to represent, warrant and agree) that it:

  (a)
  has not (directly or indirectly) offered, and will not offer for issue or sale and has not invited, and will not invite applications for issue, or offers to purchase Notes in, to or from Australia, including an offer or invitation which is received by a person in Australia; and

  (b)
  has not distributed or published, and will not distribute or publish, any offering memorandum, advertisement or other offering material relating to the Notes in Australia,

        unless,

  (i)
  the aggregate consideration payable by each offeree or invitee for the Notes is a minimum amount of A$500,000 (or the equivalent in another currency) disregarding amounts, if any, lent by the offeror or inviter or its associates (within the meaning of those expressions in Part 6D.2 of the Corporations Act), or the offer or invitation is otherwise an offer or invitation such that by virtue of section 708 of the Corporations Act no disclosure is required to be made to investors in accordance with Part 6D.2 of the Corporations Act and is not made to a retail client (as defined in section 761G and section 761GA of the Corporations Act); and

  (ii)
  the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives and does not require any document to be lodged with ASIC under Division 5 of Part 6D.2 or under Part 7 of the Corporations Act.

Notice to Prospective Investors in Brazil

        The Notes have not been, and will not be, registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários). Any public offering or distribution of the notes in Brazil, as defined under Brazilian laws and regulations, requires prior registration under Law No. 6,385, of December 7, 1976, as amended, and Instruction No. 400, issued by the CVM on December 29, 2003, as amended. Documents relating to an offering of the Notes by this Prospectus Supplement, as well as information contained therein, may not be distributed to the public in Brazil, nor be used in connection with any offer for subscription or sale of the Notes to the public in Brazil. The Notes may not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Notice to Prospective Investors in the United Arab Emirates (excluding the Dubai International Financial Centre)

        Each underwriter has represented and agreed, and each further underwriter appointed under the Notes will be required to represent and agree, that the Notes to be issued have not been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates other than in compliance with any laws applicable in the United Arab Emirates governing the issue, offering and sale of securities.

Notice to Prospective Investors in the Dubai International Financial Centre

        Each underwriter has represented and agreed, and each further underwriter appointed under the Notes will be required to represent and agree, that it has not offered and will not offer the Notes to be issued to any person in the Dubai International Financial Centre unless such offer is:

  (a)
  an "Exempt Offer" in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the "DFSA"); and

  (b)
  made only to persons who meet the Professional Client criteria set out in Rule 2.3.2 of the DFSA Conduct of Business Module.

Notice to Prospective Investors in Qatar (excluding the Qatar Financial Centre)

        Each of the underwriters has represented and agreed, and each further underwriter appointed under the Notes will be required to represent and agree, that it has not offered, delivered or sold, and will not offer, deliver or sell at any time, directly or indirectly, any Notes in the State of Qatar, except (a) in compliance with all applicable laws and regulations of the State of Qatar and (b) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the State of Qatar.

Notice to Prospective Investors in Lebanon

        The securities described in this Prospectus Supplement have not been, and are not being, publicly offered, sold, promoted or advertised in Lebanon other than in compliance with the laws and regulations of Lebanon governing the issue, offering and sale of securities, and such securities may only be promoted in Lebanon by duly licensed and authorized Lebanese banks or financial institutions or brokerage institutions.

        Furthermore, this Prospectus Supplement does not constitute a public offer of securities in Lebanon and is not intended to be a public offer.

        The underwriters shall not be held liable for any breach of compliance with Lebanese laws and regulations.

        The investor's only reference with respect to the offering of the securities shall be the underwriters.

LEGAL MATTERS

        Certain legal matters with respect to the Notes will be passed upon on behalf of Hungary by Dr. Zsolt Szita Law Office, Hungarian counsel of the Government Debt Management Agency Pte Ltd., and by Arnold & Porter LLP, United States counsel for Hungary. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, United States counsel for the underwriters and by Lakatos, Köves and Partners, Hungarian counsel for the underwriters.

        All statements in this Prospectus Supplement and the accompanying Prospectus with respect to matters of the law of Hungary have been passed upon by Dr. Zsolt Szita Law Office, Hungarian counsel of the Government Debt Management Agency Pte Ltd. In rendering their opinions, Arnold & Porter LLP will rely as to all matters of the law of Hungary upon the opinion of Dr. Zsolt Szita Law Office, and Clifford Chance US LLP will rely as to all matters of the law of Hungary upon the opinions of Dr. Zsolt Szita Law Office and Lakatos, Köves and Partners.

 GENERAL INFORMATION

Listing and Clearance

        Application will be made to the FCA for the Notes to be admitted to the Official List and to the London Stock Exchange for the Notes to be admitted to trading on its Regulated Market.

        The Notes have been accepted for clearance and settlement through DTC, Euroclear and Clearstream (CUSIP number 445545 AK2, ISIN number US445545AK21, Common Code 104862314 for the 2019 Notes, and CUSIP number 445545 AL0, ISIN number US445545AL04, Common Code 104862322 for the 2024 Notes). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is 1 Boulevard du Roi Albert II, B—1210 Brussels. The address of Clearstream is 42 Avenue JF Kennedy L-1855 Luxembourg.

Authorization

        The issue and sale of the Notes have been authorized by the Minister for National Economy of Hungary on March 18, 2014 pursuant to the authority conferred upon him by (i) Hungary Act No. CCXXX of 2013 on the central budget of Hungary for the year 2014, (ii) Hungary Act No. CXCIV of 2011 on Economic Stability of Hungary and (iii) Hungary Act No. CXCV of 2011 on Public Finances.

        Information included in this Prospectus Supplement that is identified as being derived from a publication of, or supplied by, Hungary or the Hungarian government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the Hungarian government.

Paying Agent

        Citibank, N.A., London Branch has been appointed by Hungary as the Paying Agent with respect to the Notes. The Notes will be issued under the Fiscal Agency Agreement, dated September 17, 2013 among Hungary, Citibank, N.A., London Branch, as the Fiscal Agent, and Citibank, N.A., London Branch, as the Paying Agent.

Documents

        Copies of this Prospectus Supplement, the accompanying Prospectus and the Fiscal Agency Agreement, so long as any of the Notes are outstanding, will be made available during normal business hours at the specified office of the Fiscal Agent set out at the end of this document.

Where You Can Find More Information

        Hungary has filed its annual report for 2012 on Form 18-K, as amended by Amendment No. 1 thereto, filed on Form 18-K/A, with the SEC electronically. Hungary's SEC filings are available to the public on the SEC's website at http://www.sec.gov.

        Such annual report on Form 18-K, together with its exhibits and amendments (if any) filed with the SEC before the end of the offering of the Notes, is considered part of and incorporated by reference in this Prospectus Supplement.

PROSPECTUS

HUNGARY

Debt Securities

        We may offer up to U.S.$5,000,000,000 of our debt securities for sale from time to time based on information contained in this prospectus and various prospectus supplements. The securities will be direct, unconditional, unsecured and general obligations of Hungary. The securities will rank equally in right of payment with all other unsecured and unsubordinated obligations of Hungary and will be backed by the full faith and credit of Hungary.

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement, including any information incorporated herein or therein by reference, carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this Prospectus is November 8, 2013

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Hungary filed with the Securities and Exchange Commission (the "SEC") under a "shelf" registration process. Under this shelf process, Hungary may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of U.S.$5,000,000,000. This prospectus provides you with basic information about Hungary and a general description of the debt securities Hungary may offer. Each time Hungary sells debt securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Hungary, if necessary, and specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement, including any information incorporated herein or therein by reference. References herein to the prospectus are also to the prospectus supplement.

        Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement include or may include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933. All statements other than statements of historical facts included in this prospectus or in a prospectus supplement regarding (among other things) Hungary's economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "continue," "could," "should," "would" or similar terminology. Such statements include, but are not limited to, statements in this prospectus which refer to:

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  expected budget for any future fiscal year of Hungary;

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  estimated future budget results;

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  estimated future macroeconomic indicators;

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  expected expenditure cuts;

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  future privatizations and revenue from them;

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  future development of the current account, inflation and exchange rates;

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  future GDP growth or contraction, as applicable;

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  the financial sector;

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  future development and sustainability of health care and pension systems;

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  foreign direct investment ("FDI") levels;

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  the Convergence Programme, future participation of Hungary in the European exchange rate mechanics (ERM II), and the future introduction of the Euro as the official Hungarian currency;

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  the Structural Reform Plan;

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  deficit reduction plans;

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  any future IMF or World Bank stand-by or other credit facility;

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  any economic or financing plans, revenue, reverse exchange rates, inflation or other economic or macroeconomic data since the most recent applicable period set out herein; and

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  expected future payments on public debt.

        By their nature, forward-looking statements involve risk and uncertainty, and other factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although Hungary believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Hungary files Annual Reports on Form 18-K with the SEC on a voluntary basis. Hungary's Annual Report on Form 18-K for the fiscal year ended December 31, 2012 (File Number 033-49294-01) filed with the SEC on September 13, 2013, as amended by the Form 18-K/A filed with the SEC on October 25, 2013, is hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the SEC by Hungary on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term "Annual Report" will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.

        Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.

        Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to the Economic and Trade Commissioner of Hungary in New York at 223 East 52nd Street, New York, NY 10022; Telephone: 212-660-7909.

DATA DISSEMINATION

        Hungary is a subscriber to the International Monetary Fund's Special Data Dissemination Standard, or "SDDS", which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called "Advance Release Calendar". For Hungary, precise dates or "no-later-than dates" for the release of data under the SDDS are disseminated no later than 12 months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund's Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund's Dissemination Standard Bulletin Board. The Internet website is located at

http://www.dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=HUN. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or "uniform resource locator", and are for your information only.

WHERE YOU CAN FIND MORE INFORMATION

        Hungary files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning Hungary. You may read and copy any document Hungary files with the SEC at the SEC's public reference room in Washington, D.C. Hungary's SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

ENFORCEMENT OF JUDGMENTS

        It may be difficult for investors to obtain or enforce judgments against Hungary. Hungary is a foreign sovereign. Foreign sovereigns are generally immune from lawsuits and from the enforcement of judgments under U.S. law. Foreign sovereigns may waive this immunity and limited exceptions to this rule are spelled out in the U.S. Foreign Sovereign Immunities Act of 1976.

        Hungary will be submitting to the jurisdiction of courts present in New York City for lawsuits brought by investors on the debt securities. Thus, Hungary will specifically agree that these courts have the authority to try a case against it for these specific actions.

        In addition, Hungary will waive its right to claim immunity for any lawsuits brought by investors in courts present in New York City or in any appropriate court in Hungary. This waiver of immunity will be limited. Such a waiver will constitute only a limited and specific waiver for the purposes of the debt securities and under no circumstances shall it be interpreted as a general waiver by Hungary or a waiver with respect to proceedings unrelated to the debt securities. Further, Hungary will not agree to waive its right to immunity with regard to:

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  actions brought against Hungary under U.S. federal securities laws or any state securities laws;

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  present or future "premises of the mission" as defined in the Vienna Convention on Diplomatic Relations signed in 1961;

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  "consular premises" as defined in the Vienna Convention on Consular Relations signed in 1963;

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  any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere;

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  military property or military assets or property or assets of Hungary related thereto; and/or

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  any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws.

        Thus, Hungary may assert immunity to such actions. Investors may have a difficult time making any claims based upon such securities laws or enforcing judgments against the property described above.

        In accordance with Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 relating to contractual obligations ("Rome I") (which is directly applicable to Hungary), in the case of contractual obligations in civil and commercial matters which fall under the scope of Rome I, Hungarian law recognizes that contracting parties may freely agree on a choice of foreign law whether or not it is the law of a Member State of the EU. In the case of contractual obligations which fall beyond the scope of Rome I, under Law-Decree No. 13 of 1979 on International Private Law of Hungary, the parties may freely agree on a choice of a non-Hungarian jurisdiction and of foreign law in commercial matters provided that there is a substantial foreign element in their legal relationship. The agreed upon courts have exclusive jurisdiction, unless otherwise provided by the parties.

        In accordance with Regulation (EC) No 864/2007 of the European Parliament and of the Council of 11 July 2007 relating to non-contractual obligations ("Rome II") (which is directly applicable to Hungary), in the case of non-contractual obligations which fall under the scope of Rome II, Hungarian law also recognizes that contracting parties may freely agree on a choice of foreign law to govern non-contractual obligations arising out of or in connection with certain contractual obligations.

        Hungary and the United States are not parties to any treaty regarding the enforcement of judgments. Under Hungarian law, a judgment of a court established in a country other than Hungary may be enforced in the Hungarian courts, if: (i) the jurisdiction of the foreign court is legitimate under the rules of jurisdiction of Hungarian law; (ii) the decision is final under the foreign law under which it was made; (iii) there is reciprocity between Hungary and the state of the foreign court; and that (a) such judgment does not contravene the basic principles of public policy in Hungary; (b) the losing party or its representative had proper or timely notice of the proceedings; (c) the proceedings in which the judgment was made did not seriously breach general principles of Hungarian procedural rules; (d) litigation between the same parties involving the same dispute was not commenced in Hungary prior to the initiation of the foreign litigation; and (e) Hungarian courts have not already determined the matter (res judicata). However, Hungarian courts must recognize and enforce judgments of a foreign court chosen by the parties in a commercial matter (in Hungarian: vagyonjogi határozat) even if there is no reciprocity between Hungary and the state of the foreign court, provided that the choice of forum by the parties is valid under the above-mentioned decree.

        Following Hungary's accession to the EU on May 1, 2004, Council Regulation 2001/44/EC on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters applies to judgments and their enforcement by and of courts in the Member States of the EU.

        Hungary is a party to the New York Convention on the Recognition and the Enforcement of Foreign Arbitral Awards, dated June 10, 1958, and therefore the recognition and enforcement of the arbitration awards obtained in a country being a party to such treaty may be possible in Hungary, provided that such forum has been chosen and the provisions therein are not contrary to Hungarian public policy. However, unless otherwise provided in the applicable prospectus supplement for a given issue, Hungary has not agreed to arbitrate claims brought by investors relating to the debt securities.

        Due to the above rules on enforcement, even if a U.S. court were to rule in an investor's favor, such an investor may have in certain cases a difficult time collecting such amount in Hungary, the location of most of Hungary's assets.

USE OF PROCEEDS

        Unless otherwise indicated in the relevant prospectus supplement, the net proceeds from each sale of debt securities will be used for general financing purposes. Hungary may also issue securities in exchange for any of its outstanding securities.

DESCRIPTION OF DEBT SECURITIES

        This is a brief summary of the terms and conditions of the debt securities and the related fiscal agency agreement. Copies of the debt securities and the fiscal agency agreement forms, which may differ from one series of debt securities to another, will be filed as exhibits to the registration statement that includes this prospectus. You should not assume this summary is complete and should rely primarily on the information found in the exhibits. Each time Hungary sells securities, Hungary will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any subsequent prospectus supplement, you should rely on the updated information in the prospectus supplement.

General

        Hungary will issue the debt securities under a fiscal agency agreement between Hungary and a selected fiscal agent.

        Hungary may issue the debt securities in one series or more, as it may authorize from time to time. The prospectus supplement for each such series will contain the following information:

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  designation, aggregate principal amount, any limitation on the aggregate principal amount, currency of denomination and payment, and authorized denominations;

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  price of the securities, expressed as a percentage of the principal amount at which the debt securities will be issued;

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  level and method of determining any interest rate(s);

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  any dates of interest rate payments and dates from which interest will accrue;

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  any index, price or formula used to set the amount of any payment of principal, premium or interest;

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  places where the principal, any premium and any interest will be payable;

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  the record dates, if any, for the determination of holders of debt securities to whom any interest or principal is payable;

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  any optional or mandatory redemption terms, or repurchase or sinking fund provisions;

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  whether the debt securities will be in bearer form and include any interest coupons, or in registered form, or both bearer and registered form, as well as restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in bearer form; and

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  other specific information as needed.

        Any debt securities offered by Hungary that are exchangeable for other debt securities or for shares, bonds or other obligations or securities of Hungary or any other person or body corporate formed or to be formed by Hungary will be described in the prospectus supplement relating to such debt securities.

        The prospectus supplement for a given issue of debt securities will also provide information on the principal United States federal income and other tax consequences, if any, applicable to such debt securities.

        If applicable, the prospectus supplement may also describe any Republic income tax consequences and special considerations applicable to that particular series of debt securities.

        Hungary may issue the debt securities as discounted securities which either bear no interest or bear interest at a rate below market rates at the time of issue. These discounted debt securities may be sold at a substantial discount below the stated principal amount.

Status of the Debt Securities

        The debt securities will be direct, unconditional, unsecured and general obligations of Hungary. Except as explained under the heading "Negative Pledge" below, the debt securities will rank at least equally in right of payment with all other unsecured and unsubordinated obligations of Hungary on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. As of the date of this prospectus, there are no such provisions under Hungarian law providing for the preference of any such obligation. The debt securities will be backed by the full faith and credit of Hungary. Hungary will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

Payment

        Unless otherwise specified in the applicable prospectus supplement, principal at maturity of a debt security will be payable at the office of the fiscal agent upon surrender of the debt security, and interest will be paid by check mailed to the registered holders of the debt securities. A registered holder of a debt security of a series, the aggregate principal amount of which equals or exceeds $1,000,000, may elect in writing to have interest paid to it by wire transfer in same-day funds to a bank account maintained by the holder in the United States. Notwithstanding anything above to the contrary, if the debt securities are to be issued in the form of global securities (as discussed below) payment of the principal of and interest on any such global debt securities will be made in accordance with the regular procedures established by the depository for those global debt securities.

        If any date on which principal or interest or additional amounts is due to be paid is not a business day for the fiscal agent, Hungary may pay such principal or interest on the next succeeding business day and no interest shall accrue for such intervening period, provided however that if that next succeeding business day falls in the next calendar month, such payment of principal or interest will be payable on the first preceding business day. For this purpose, business day means a day on which commercial banks and foreign exchange markets are open for business and settle payments both in London and New York.

        Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Hungary, as provided and in the manner set forth in the debt securities. After the return of these moneys to Hungary, the holders of these debt securities may look only to Hungary for any payment.

        Claims for payment of the principal amount of the debt securities shall become void ten years after such principal amount became due and payable. Claims for payment of interest on the debt securities shall become void five years after the relevant interest payment date on which the interest became due and payable.

Negative Pledge

        As long as any debt security remains outstanding, Hungary will not allow any Security Interest to be established on any of Hungary's or the National Bank of Hungary's ("NBH") assets or revenues, present or future, in order to secure (i) any Public External Indebtedness of Hungary having an original maturity of at least one year, or (ii) any Public External Indebtedness of the NBH having an original maturity of at least one year and incurred on or prior to December 31, 1998, unless the debt securities are secured equally and ratably to this external indebtedness.

        For these purposes:

        "External Indebtedness" means any obligation in respect of existing or future Indebtedness denominated or payable, or at the option of the holder thereof payable, in a currency other than the lawful currency of Hungary. If at any time the lawful currency of Hungary becomes the Euro, then External Indebtedness shall also include Indebtedness expressed in or payable or optionally payable in Euro, if (i) such Indebtedness was issued after the date on which the Euro became the lawful currency of Hungary, and (ii) more than 50% of the aggregate principal amount of such Indebtedness was initially placed outside Hungary.

        "Public External Indebtedness" means External Indebtedness which: (i) is in the form of, or represented by, bonds, notes or other similar securities, and (ii) is, or may be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

        "Indebtedness" means any indebtedness of any Person (whether incurred as principal or surety) for money borrowed.

        "Person" means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having separate legal personality.

        "Security Interest" means any lien, pledge, hypothecation, mortgage, security interest, charge or other encumbrance or arrangement which has a similar legal and economic effect, and, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction.

Governing Law

        The debt securities will be governed by the laws of the State of New York, without regard to the conflicts of law principles of the State of New York (other than Section 5-1401 of the General Obligation Law of the State of New York), except for Hungary's authorization and execution procedures and any other matters that must be governed by the laws of Hungary. Hungary will submit to the jurisdiction of any state or federal court in New York City for lawsuits brought by investors on the debt securities. Investors may also bring actions against Hungary in the appropriate Hungarian courts. Hungary will appoint the Economic and Trade Commissioner of Hungary in New York at 223 East 52nd Street, New York, New York, 10022, as its authorized agent to receive any process that may be served in an action brought by an investor.

Fiscal Agent

        The fiscal agency agreement will govern the duties of the fiscal agent appointed by Hungary for each series of debt securities. The fiscal agent chosen for each series may not always be the same agent. Hungary may also maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

        Please note that the fiscal agent is an agent of Hungary, not a trustee for the holders of the debt securities, and does not have the responsibility or duty to act for the holders as a trustee.

Payment of Additional Amounts

        All payments made in respect of a debt security, including payments of principal and interest, to a holder of a debt security that is not a resident of Hungary, will be made by Hungary without withholding or deducting for or on account of present or future taxes, duties, levies or other governmental charges of whatever nature imposed or levied by Hungary or any political subdivision or taxing authority within Hungary ("Taxes"). In the event Hungary is required by law to deduct or withhold any such Taxes from payments, Hungary will pay such additional amounts as may be necessary so that the net amount received is equal to the amount provided for in the debt security to be paid in the absence of such deduction or withholding. A holder will not be paid any additional amounts, however, if the Tax is:

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  a Tax that would not have been imposed but for the holder's present or former connection (or a connection of the holder's fiduciary, shareholder or other related party) with Hungary, including being or having been a citizen or resident of Hungary or being or having been engaged in a trade or business or present in Hungary or having, or having had, a permanent establishment in Hungary;

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  imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC on taxation of savings income in the form on interest payments or any other Directive implementing the conclusions of the EU Council of Finance Ministers meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

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  imposed because the holder presents a debt security for payment more than thirty (30) days after the date on which the payment became due and payable;

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  an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

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  a tax, assessment or other governmental charge which is payable other than by withholding;

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  a Tax that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the holder's nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of the debt security), if the holder's compliance is required by the laws of Hungary or of any political subdivision or taxing authority of Hungary to avoid or reduce such tax;

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  required to be withheld by any paying agent from a payment on the debt security if such payment can be made without such withholding by another paying agent; or

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  imposed as a result of any combination of the items listed above.

        Furthermore, no additional amounts will be paid with respect to any debt security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlor with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such additional amounts if they held the debt security themselves.

Events of Default and Acceleration; Collective Action Securities

        The debt securities that Hungary will issue will be collective action securities. Collective action securities contain provisions regarding acceleration and future modification to their terms that may differ from those applicable to Hungary's outstanding securities that are not designated as collective action securities, as follows:

        Event of Default; Event of Acceleration.    For each series of debt securities:

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  an "event of default" means any of the following:

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  non-payment—Hungary fails to pay the principal of or interest on any debt security in the series for more than 30 days after payment is due; or

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  breach of other obligations—Hungary does not perform any of its other covenants under any debt security in the series for more than 60 days after the holder of the debt security has given written notice of the breach to Hungary at the fiscal agent's corporate trust office;

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  an "event of acceleration" means any of the following:

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  failure to take action—any action, condition or any other thing which at any time is required to be taken, fulfilled or done in order: (A) to enable Hungary lawfully to enter into, exercise its rights and perform and comply with its obligations under and in respect of that series of debt securities, (B) to ensure that those obligations are legal, valid, binding and enforceable and (C) subject to their official translation into the Hungarian language, to make the debt securities admissible in evidence in the courts of Hungary, is not taken, fulfilled or done within 30 days of receipt by Hungary of written notice thereof; or

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    invalidity—it becomes illegal for Hungary to perform any of its obligations under the debt securities or if these obligations become invalid and not remedied by Hungary within 30 days' written notice thereof.

        If an event of default or an event of acceleration occurs, all of the debt securities in the given series may, by written notice addressed and delivered by the holders of at least 25% of the aggregate principal amount of the outstanding debt securities in that series to Hungary at the office of the fiscal agent, be declared to be immediately due and payable, unless prior to such date Hungary shall have remedied the event of default or event of acceleration for all the debt securities in that series.

        If the fiscal agent receives notice in writing from holders of at least 50% in aggregate principal amount of the outstanding debt securities in the given series and/or a resolution is passed at a meeting of the holders of the debt securities in that series, duly convened and held in accordance with the fiscal agency agreement, to the effect that the event(s) of default and/or event(s) of acceleration giving rise to a declaration of acceleration made pursuant to the conditions above is or are cured or is or are waived by them following any such declaration and that such holders request the fiscal agent to rescind the relevant declaration, the fiscal agent shall, by notice in writing to Hungary and the holders, rescind the relevant declaration whereupon it shall be rescinded and shall have no further effect.

        For these purposes, "outstanding debt securities" in a given series does not include those debt securities in that series (if any) which are for the time being held by any person (including but not limited to Hungary) for the benefit of Hungary or by any public body owned or controlled, directly or indirectly, by Hungary.

        Hungary is not obliged to provide investors with periodic evidence that there are no defaults and/or events of acceleration. Please also note that the fiscal agency agreement does not provide for the holders to be notified of the existence of an event of default or an event of acceleration or for any right to examine the debt securities register.

        Meeting of Holders of Debt Securities; Modification.    The fiscal agency agreement contains provisions for convening meetings of holders of debt securities in a given series to consider matters relating to the debt securities in that series, including, without limitation, the modification of any provision of the terms of the debt securities in that series. Any such modification may be made if, having been approved in writing by Hungary, it is sanctioned by an Extraordinary Resolution. Such a meeting may be convened by Hungary and shall be convened by the fiscal agent upon the request in writing of holders holding not less than 10% of the aggregate principal amount of the outstanding debt securities in the given series. The quorum at any meeting of holders convened to vote on an Extraordinary Resolution will be two or more persons holding or representing not less than 50% of the aggregate principal amount of the outstanding debt securities in the given series or, at any adjourned meeting of holders, two or more persons being or representing holders, whatever the aggregate principal amount of the outstanding debt securities held or represented; provided, however, that any proposals relating to a Reserved Matter may only be sanctioned by an Extraordinary Resolution passed at a meeting of holders at which two or more persons holding or representing not less than 75% of the aggregate principal amount of the outstanding debt securities in that series or, at any adjourned meeting, 25% of the aggregate principal amount of the outstanding debt securities in the given series form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the holders, whether present or not.

        If a resolution is brought in writing, such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more holders.

        To participate in a meeting of holders of debt securities, a holder of debt securities must obtain a proxy or voting certificate from the fiscal agent, as described in the fiscal agency agreement.

        For these purposes:

        "Extraordinary Resolution" means:

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  in relation to any Reserved Matter:

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  a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; or

  •
  a resolution in writing signed by or on behalf of holders of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; and

  •
  in relation to any other matter:

  •
  a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 66.67% of the aggregate principal amount of the outstanding debt securities in the given series which are represented at that meeting; or

  •
  a resolution in writing signed by or on behalf of holders of not less than 66.67% of the aggregate principal amount of all outstanding debt securities in the given series.

        "Reserved Matter" means any proposal to:

  •
  change any date, or the method of determining the date, fixed for payment of principal or interest in respect of the debt securities in the given series, to reduce the amount of principal or interest payable on any date in respect of the debt securities in that series or to alter the method of calculating the amount of any payment in respect of the debt securities in that series on redemption or maturity or the date for any such payment;

  •
  effect the exchange or substitution of the debt securities in the given series for, or the conversion of the debt securities in that series into, shares, bonds or other obligations or securities of Hungary or any other person or body corporate formed or to be formed;

  •
  reduce or cancel the principal amount of the debt securities in the given series;

  •
  vary the currency or place of payment in which any payment in respect of the debt securities in the given series is to be made;

  •
  amend the status of debt securities in the given series;

  •
  amend the obligation of Hungary to pay additional amounts;

  •
  amend the events of default or the events of acceleration;

  •
  amend the law governing the debt securities in the given series, the courts to the jurisdiction to which Hungary has submitted in the debt securities in that series, Hungary's obligation to maintain an agent for service of process in the United States or Hungary's waiver of immunity, in respect of actions or proceedings brought by any holder of the debt securities in that series;

  •
  modify the provisions contained in the fiscal agency agreement concerning the quorum required at any meeting of the holders of the debt securities in the given series or any adjournment thereof or concerning the majority required to pass an Extraordinary Resolution or the percentage of votes required for the taking of any action;

  •
  change the definition of "Extraordinary Resolution" or "outstanding" in the conditions of the debt securities in the given series and/or fiscal agency agreement;

  •
  instruct any holder or committee appointed on behalf of all holders of the debt securities in the given series to withdraw, settle or compromise any proceeding or claim being asserted pursuant to the relevant condition of the debt securities in that series;

  •
  confer upon any committee appointed any powers or discretions which the holders of the debt securities in the given series could themselves exercise by Extraordinary Resolution; or

  •
  amend the definition of Reserved Matter.

        For these purposes, "outstanding debt securities" in a given series does not include those debt securities in that series (if any) which are for the time being held by any person (including but not limited to Hungary) for the benefit of Hungary or by any public body owned or controlled, directly or indirectly, by Hungary.

        Hungary and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement for the purposes of:

  •
  curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the fiscal agency agreement; or

  •
  amending the fiscal agency agreement in any manner as Hungary or the fiscal agent may deem necessary or desirable, which is not inconsistent with the debt securities of that series and, as solely determined by Hungary, does not adversely affect the interests of any holder of debt securities of that series.

        Representative Committee.    The holders of the debt securities in a series may, by a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, or by notice in writing to the fiscal agent signed by or on behalf of the holders of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, appoint any persons as a committee to represent the interests of the holders if any of the following events shall have occurred:

  •
  an event of default or an event of acceleration;

  •
  any event or circumstance which would, with the giving of notice, lapse of time, the issuing of a certificate and/or fulfillment of any other requirement provided for become an event of default or an event of acceleration; or

  •
  any public announcement by Hungary, to the effect that Hungary is seeking or intends to seek a restructuring of that series of debt securities (whether by amendment, exchange offer or otherwise).

        Such committee in its discretion may, among other things, (i) engage legal advisers and financial advisers to assist it in representing the interests of the holders, (ii) adopt such rules as it considers appropriate regarding its proceedings and (iii) enter into discussions with Hungary and/or other creditors of Hungary.

Further Issues of Debt Securities of a Series

        Hungary may from time to time, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series even if such additional debt securities have original issue discount for U.S. federal income tax purposes and even if doing so may adversely affect the value of the debt securities of that series. Such additional debt securities, together with the debt securities of that series, will constitute a single series of debt securities under the fiscal agency agreement.

Global Securities

        If specified in a prospectus supplement, Hungary will issue the debt securities as one or more fully registered global securities to be deposited with or on behalf of The Depository Trust Company, New York, New York ("DTC"), its nominee and/or one or more depositories named in the prospectus supplement, such as the Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, S.A., Luxembourg ("Clearstream, Luxembourg").

        DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a "clearing corporation" as defined by the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities of its participants and facilitates clearance and settlement of securities transactions through electronic book-entry changes in its participants' accounts. This eliminates the need to exchange certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC are on file with the SEC and the DTC agrees and represents to its participants that it will administer its book-entry system accordingly.

        The issuance of global securities by Hungary means Hungary will not issue certificates to each holder. A global security will be registered in the name of the related depository or its nominee, who will keep computerized records of its participants (such as the holder's broker) whose clients have purchased the debt securities. The participant will keep a record of its clients who purchased the debt securities. Except as explained below or in an applicable prospectus supplement, a global security may be transferred only in whole and only to the appropriate depository or its nominee.

        While the relevant prospectus supplement will describe the specific terms of the depository arrangement for any portion of a series of debt securities represented by a global security, Hungary anticipates that the following provisions will apply to all depository arrangements.

        After a global security is issued, Hungary expects that the depository or nominee will credit on its electronic system the principal amounts of the debt securities represented by the global security to the accounts of its "participants," i.e., institutions that have accounts with the depository or nominee. Only participants or persons that may hold interests through participants may own beneficial interests in a global security. These beneficial interests will be shown on, and transfers of global securities will be made only through the records maintained by the depository and its participants. Please note that laws in certain states require that purchasers must acquire securities in physical form (i.e., certificates). Such limitations may prevent certain investors from owning, transferring or pledging a beneficial interest in a global security.

        Hungary will provide the fiscal agent with payment of principal, any premium or interest due on the debt securities on an interest payment date or at maturity on that day. As soon as possible thereafter, the fiscal agent will make such payments to the depository or nominee that is the registered owner of the global security representing the particular debt securities according to arrangements made between the fiscal agent and the depository. Hungary will treat the depository or its nominee as the owner for all purposes. Therefore, neither Hungary nor the fiscal agent will have any direct responsibility or liability for payments made on account of beneficial ownership interests of a global security or for maintaining or reviewing the related records.

        After receiving payment of any principal or interest, the depository will credit the accounts of the participants on the payment dates according to their respective holdings of beneficial interests in the global securities as shown in the relevant records. Payments by participants to owners of beneficial interests in the global securities will be governed by the customary practices between the participants and owners of beneficial interests in "street name." However, payments will be the responsibility of the participants and not of the depository or Hungary.

        As long as a depository or nominee is the registered owner of a global security, it will continue to be considered the sole owner and holder of the debt securities represented by the global security. Except for cases outlined in this section or in a prospectus supplement, owners of beneficial interests in a global security:

  •
  may not have the debt securities represented by the global security registered in their names;

  •
  will not receive or be entitled to receive debt securities in certificate form through exchange or some other manner; and

  •
  will not be considered the owners or holders of any debt securities represented by a given global security.

        Accordingly, investors owning a beneficial interest in a global security must rely on participants of the depository to exercise any of their rights under the debt securities. Participants must in turn rely upon the procedures of the depository. Under current industry practice, if the owner of a beneficial interest desired to take any action that the depository or its nominee would have the right to take as the holder of the global security, the depository would authorize the participant to take such an action and the participants would then authorize beneficial owners to do the same or would otherwise follow the instructions of the owner of the beneficial interest.

        Unless stated otherwise in a prospectus supplement, no global security may be transferred, except in whole and not in part, and only by the related depository to a nominee of such depository or by a nominee of such depository to such depository or any other nominee of such depository

        Notwithstanding the foregoing, under the following conditions, debt securities represented by a global security may be exchanged for debt securities in certificate form in denominations specified in the applicable prospectus supplement:

  •
  if the depository or each of Euroclear and Clearstream, Luxembourg notifies Hungary that it is unwilling or unable to continue as depository or if the depository ceases to be a clearing agency registered under applicable law and a replacement depository is not appointed;

  •
  Hungary decides not to have all of the debt securities of the series represented by the global security;

  •
  if there is a continuing actual or potential event of default that would allow the holders of the related debt securities to declare their principal and interest immediately due and payable; or

  •
  in such other events as may be specified in a prospectus supplement.

        Any debt security that is exchangeable under the above conditions may be exchanged for debt securities in certificate form registered in the names specified by the depository. Debt securities that have been exchanged may be presented for registration of transfer or exchange at the office of the fiscal agent in London or Luxembourg. Subject to the above, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depository or its nominee.

PLAN OF DISTRIBUTION

        This summary plan of distribution will be supplemented by a description of the particular offering and its terms and conditions in a prospectus supplement issued for each series of the debt securities. Each such prospectus supplement will include the following information:

  •
  names and addresses of any underwriters or agents;

  •
  price of the debt securities;

  •
  net proceeds received by Hungary from the sale of the debt securities;

  •
  discounts or other compensation to the underwriters;

  •
  discounts or concessions made to dealers;

  •
  security exchanges on which the debt securities may be listed.

        Hungary may sell the debt securities:

  •
  through underwriters or dealers;

  •
  directly to one or more institutional purchasers; or

  •
  through agents.

By Underwriters

        If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices set at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by the managing underwriters or directly from syndicate members or designated dealers. Unless the applicable prospectus supplement states otherwise, certain conditions must be met before the underwriters will be obliged to purchase the debt securities and, once any debt securities are purchased, the underwriters must then purchase all of the debt securities offered in the prospectus supplement. Any initial public offering price and discounts or concessions made to dealers may be changed from time to time.

Direct Sales

        Hungary may sell the debt securities directly to one or more institutional investors. In this case, no underwriters or agents would be involved.

By Agents

        Hungary may sell the debt securities through agents. In this case, the prospectus supplement will give the name of the agents involved in the offer and sale of the debt securities and the commission Hungary will pay for the agent's services. Unless the prospectus supplement indicates otherwise, the agent will use its best efforts to solicit purchases during the time of its appointment.

        A prospectus supplement may also indicate that Hungary will authorize agents, dealers or underwriters to solicit offers from specified institutions to purchase the debt securities. These institutions would purchase the debt securities at the public offering price given in the prospectus supplement, plus accrued interest, on the basis of delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. These contracts will be subject only to the conditions given in the prospectus supplement, which would also contain the commission payable for solicitation.

        Hungary may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to any payments that the underwriters, dealers or agents may be required to make. Underwriters and agents may also engage in transactions with or perform services for Hungary in the ordinary course of their business.

        Each series of the debt securities will be a new issue of the debt securities with no established trading markets. Underwriters, dealers and agents may, but need not, make a market in the debt securities and may discontinue market making at any time without notice. Neither Hungary nor any underwriters, dealers or agents can give any assurance as to the liquidity of the trading market for the debt securities.

VALIDITY OF THE SECURITIES

        Certain legal matters with respect to the debt securities to be offered will be passed upon on behalf of Hungary by the special Hungarian counsel for Hungary to be named in a relevant prospectus supplement, and by the special United States counsel for Hungary to be named in a relevant prospectus supplement, and, if sold to or through underwriters, will be passed upon for such underwriters by their United States counsel to be named in the prospectus or prospectus supplements thereto. All statements in this prospectus with respect to matters of the law of Hungary have been passed upon by Dr. Zsolt Szita Law Office, Hungarian counsel to the Government Debt Management Agency Private Company Limited by Shares. In rendering its opinion, United States counsel will rely as to all matters of the law of Hungary upon the opinion of Dr. Zsolt Szita Law Office.

AUTHORIZED AGENT IN THE UNITED STATES

        The authorized agent of Hungary in the United States is the Economic and Trade Commissioner of Hungary in New York at 223 East 52nd Street, New York, NY 10022.

OFFICIAL STATEMENTS AND DOCUMENTS

        The information set forth herein and in the documents incorporated by reference relating to Hungary has been reviewed by Mr. Mihály Varga in his official capacity as the Minister for National Economy, being the Minister responsible for Public Finances, and is included herein on his authority.

        The information for which the NBH has been cited as the source was provided by the NBH. The information for which the Ministry for National Economy is cited as the source was provided by the Ministry for National Economy of Hungary. The information for which the Government Debt Management Agency Private Company Limited by Shares is cited as the source was provided by the Government Debt Management Agency Private Company Limited by Shares.

ISSUER
HUNGARY

Principal Office of Authorized Agent in the United States
Economic and Trade Commissioner of Hungary in New York
223 East 52nd Street
New York, NY 10022
United States of America

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR
Citibank, N.A., London Branch
Citigroup Centre, 21st Floor
Canada Square
Canary Wharf
London E14 5LB

LEGAL ADVISERS TO HUNGARY
As to United States Law	As to Hungarian Law
Arnold & Porter LLP 399 Park Avenue New York, NY 10022 United States of America	Dr. Zsolt Szita Law Office H-1015 Budapest Toldy F. u. 17 Hungary
LEGAL ADVISERS TO THE UNDERWRITERS
As to United States Law	As to Hungarian Law
Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 United States of America	Lakatos, Köves and Partners 1075 Budapest Madách Imre út 14. Hungary

        You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement or the accompanying Prospectus.

HUNGARY

US$3,000,000,000
US$1,000,000,000 4.000% NOTES DUE 2019
US$2,000,000,000 5.375% NOTES DUE 2024

PROSPECTUS SUPPLEMENT

BNP PARIBAS	Citigroup	Deutsche Bank Securities	J.P. Morgan

March 18, 2014